Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of October 27, 2014, is made and entered into by and among OptumHealth Care Solutions, Inc., a Minnesota corporation (“Buyer”), Alere Health, LLC, a Delaware limited liability company (the “Company”), and Alere Inc., a Delaware corporation and the sole holder of the Company’s membership interests (“Seller” and together with the Company, the Continuing Subsidiaries and each of their Affiliates, the “Seller Parties”).

WHEREAS, the Seller Parties, through the Company and the Continuing Subsidiaries (as defined below), are engaged in the Business (as defined below), and, as of the date hereof, the Seller Parties, through the Company and the Continuing Subsidiaries, also engage in the Other Businesses (as defined below);

WHEREAS, Seller owns all of the outstanding voting or ownership interests of the Company (collectively, the “Membership Interests”), and the Company is a disregarded entity for U.S. federal income Tax purposes;

WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Membership Interests at the Closing, in a transaction which the parties agree will be treated as a purchase of the assets of the Company from Seller for U.S. federal income Tax purposes;

WHEREAS, the parties hereby acknowledge and agree that, prior to the Closing (a) Seller shall cause the Company to transfer certain of its Subsidiaries, which are listed on Exhibit A hereto (the “Transferred Subsidiaries”), all assets of the Company and the Continuing Subsidiaries primarily used or held for use in the Other Businesses (including assets listed or described on Exhibit B hereto (the “Transferred Assets”) and all Liabilities of the Company and the Continuing Subsidiaries primarily used or held for use in the Other Businesses and the Liabilities listed or described on Exhibit C hereto (the “Transferred Liabilities”) to one or more Affiliates of Seller (other than the Company or any Continuing Subsidiary) and (b) Seller shall, and shall (if applicable) cause its Affiliates to, transfer to the Company or the Continuing Subsidiaries the following: (1) all assets (including, without limitation, Intellectual Property), goodwill and Liabilities (other than Transferred Liabilities) primarily used or held for use in the Business; (2) employees primarily dedicated to the Business; (3) databases and data collections gathered by, or primarily used or held for use in connection with, the Business; (4) all Permits and Contracts necessary for the conduct of, or primarily used or held for use in connection with, the Business; (5) accounts receivable of the Business for services to be provided by the Business after the Closing; (6) all books and records (including manuals, work product, supplier and customer lists, correspondence, marketing and promotional materials and similar documents and files) primarily used or held for use in the Business; (7) all rights arising out of (1)-(6) above; and (8) those items listed on Exhibit D (items (1)-(8) above, collectively, the “Business Assets” and clauses (a) and (b), collectively, the “Transfer”). Notwithstanding anything to the contrary herein, the Business Assets do not include any assets (including Intellectual Property) of the Seller and its Affiliates (other than the Company and the Continuing Subsidiaries and after giving effect to the Transfer) that are not used or held for use in the Business, whether or not such assets provide similar or overlapping capability to that of Business Assets. For the avoidance of doubt, the Intellectual Property of Seller and its Affiliates (other than the Company and the Continuing Subsidiaries and after giving effect to the Transfer), other than any Intellectual Property required to be transferred to the Company and the Continuing Subsidiaries pursuant to this Agreement and the transactions contemplated hereby, embedded in, covering, or otherwise related to devices that are sold or intended to be sold generally to third parties shall not be a Business Asset and none of Buyer, Company and the Continuing Subsidiaries will have any license or other right, title, or interest in, under or to such Intellectual Property, notwithstanding that fixed assets incorporating such Intellectual Property (but not such Intellectual Property itself or any right to use such Intellectual Property that are embedded in such fixed assets) have previously been purchased by, licensed, transferred to or otherwise become the property or asset of the Company and the Continuing Subsidiaries; and

WHEREAS, the Transferred Subsidiaries, Transferred Assets and Transferred Liabilities are not part of the Business and shall not be Subsidiaries, assets or Liabilities of the Company at the time of the Closing and shall not be purchased, transferred or assigned pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. As used herein, the following terms have the following meanings:

“2018 Senior Notes Indenture” means the Indenture, dated as of August 11, 2009, between the Seller, as issuer, and The Bank of New York Mellon Trust Company, N.A., as indenture trustee, as supplemented by that certain Fifteenth Supplemental Indenture thereto, dated as of December 11, 2012, among Seller, as issuer, certain of its Subsidiaries as guarantors, and The Bank of New York Mellon Trust Company, N.A., as indenture trustee, and as further amended, restated, supplemented or otherwise modified from time to time, relating to Seller’s 7.25% senior unsecured notes due 2018 in an aggregate principal amount of $450,000,000.

“2018 Senior Subordinated Notes Indenture” means the Indenture, dated as of May 12, 2009, between Seller, as issuer, and U.S. Bank National Association, as indenture trustee, as supplemented by that certain Ninth Supplemental Indenture thereto, dated as of September 21, 2010, among Seller, as issuer, certain of its Subsidiaries as guarantors, and U.S. Bank National Association, as indenture trustee, and as further amended, restated, supplemented or otherwise modified from time to time, relating to the Seller’s 8.625% senior subordinated unsecured notes due 2018 in an aggregate principal amount of $400,000,000.

“2020 Senior Subordinated Notes Indenture” means the Indenture, dated as of May 12, 2009, between Seller, as issuer, and U.S. Bank National Association, as indenture trustee, as supplemented by that certain Sixteenth Supplemental Indenture thereto, dated as of May 24, 2013, among Seller, as issuer, certain of its Subsidiaries as guarantors, and U.S. Bank National Association, as indenture trustee, and as further amended, restated, supplemented or otherwise modified from time to time, relating to Seller’s 6.5% senior subordinated unsecured notes due 2020 in an aggregate principal amount of $425,000,000.

“Accounting Firm” means the dispute resolution group of a nationally recognized independent public accounting firm or financial consulting firm mutually agreed upon by Buyer and Seller.

“Action” means any action, sanction, claim, charge, order, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), contempt proceeding, controversy, assessment, arbitration, audit, inquiry, examination, reference to a dispute or disagreement to an expert, investigation, hearing, complaint, criminal prosecution, demand or other proceeding (public or private) to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

“Acquisition Proposal” means an inquiry, offer or proposal received by Seller or any of Seller’s Affiliates or Representatives regarding any of the following (other than the transactions contemplated by this Agreement): (a) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving any of the Company or the Continuing Subsidiaries; (b) any sale, lease, exchange, mortgage, pledge, transfer, license or other disposition, in whole or part, of ten percent (10%) or more of the consolidated assets of the Business, taken as a whole (which excludes any Transferred Subsidiaries or Transferred Assets), in a single transaction or series of related transactions; (c) any offer for ten percent (10%) or more of the Membership Interests; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in all cases, whether any of the Company, any Continuing Subsidiary or the Business is the target.

“ACS Disposition Agreements” has the meaning specified in Exhibit B.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, an Affiliate of any Person shall also include: (a) any officer, director, trustee or beneficiary of such Person; or (b) any spouse, parent, sibling, issue or lineal descendant of such Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code (taking into account any elections made under Section 1504(c)(2) of the Code) or any similar group defined under a similar provision of state, local or foreign Law.

“Alere Home Monitoring” means Seller’s patient self-testing business, providing home anticoagulation and home ventricular assist device monitoring services, which include connectivity solutions, insurance coverage determination, proprietary training, patient education, data management solutions and a choice of in home testing products with respect to such services, including the Alere INRatio® 2 PT/INR Monitoring Systems and test strips.

“Alere Informatics” means Seller’s business providing connectivity solutions to hospitals, including the RALS point-of-care data management system and the AegisPOC web-based data management solution designed for critical care settings.

“Annual Business Financial Statements” has the meaning specified in Section 3.6(a).

“Anti-Corruption Laws” means all applicable Laws that prohibit money laundering, terrorism financing, bribery and corruption, including the Foreign Corrupt Practices Act of 1977, as amended.

“Antitrust Approvals” has the meaning specified in Section 5.1(a)(ii).

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Antitrust Filings” has the meaning specified in Section 5.1(a)(i).

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; (e) any other applicable Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade; and (f) any applicable Law that requires one or both parties to certain mergers, acquisitions and joint ventures to submit notifications to Governmental Authorities charged with enforcing any applicable Laws specified in (a) through (e) of this definition (commonly known as merger control Laws).

“Applicable Courts” has the meaning specified in Section 10.9(b).

“BAA Contract” has the meaning specified in Section 3.14(a).

“Balance Sheet Principles” has the meaning specified in Section 2.5(d).

“Base Purchase Price” means Six Hundred Million Dollars ($600,000,000).

“Business” means the operation by the Seller Parties, including through the Company and the Continuing Subsidiaries, of the following lines of population health management business, collectively:

(a) Utilization of technology-enabled, evidence-based solutions to aid patients in the management of their chronic and high-cost health conditions and risk factors for asthma, coronary artery disease, chronic obstructive pulmonary disease, diabetes, heart failure, pain, weight management, musculoskeletal pain, arthritis and depression, among other disease states and health conditions, to improve clinical and financial outcomes through the uses of the following strategies and tools: (1) education of individuals with chronic conditions about their illnesses, potential complications and the importance of therapy compliance; (2) monitoring by staff and technology of participants’ progress and compliance with the care plans; (3) identification of potential care gaps, which occur when individuals are not treated in accordance with best practices or when they fail to follow their treatment plans, and communication to providers; (4) development of health management protocols and proprietary algorithms using evidence-based medicine and chronic care management best practices; (5) making assessments of participants’ readiness to change and health issues to be addressed and, based on those assessments, delivering personalized interventions for participants that connect them with health management solutions, care alerts, and devices to improve health and productivity and lower healthcare cost; and (6) 24/7 Nurse hotline (such activities, collectively, “Condition Management”);

(b) Provision of complex case management and utilization review services for patients, focused primarily on services for adults with the highest level of health risks, life-limiting illnesses (e.g. cancer) and/or multiple co-morbid conditions, (such activities, collectively, “Case Management”);

(c) Offering health behavior modification training, principally for smoking cessation and weight management through “Quit For Life” tobacco cessation program and “WeightTalk” weight management program, delivered through coaching, technology tools and resources and supporting therapies (including nicotine replacement therapy), as well as research, training & evaluation activities related to smoking cessation and weight management (such activities, collectively, “Wellbeing”);

(d) Providing lifestyle and behavioral coaching and technology tools and resources to support healthy behaviors and disease prevention through: (1) administration of health risk assessments to identify risk factors associated with chronic disease, including tobacco use, poor nutrition, physical inactivity, and chronic stress; and (2) evaluating these risks and deploying health coaching, administered telephonically or through web-based and mobile applications, to provide individuals with guidance, support, incentives and education to promote behavior change (such activities, collectively, “Wellness”);

(e) Supporting pregnant women and premature infants through coaching, technology tools and resources, obstetrical homecare services and case management through: (1) risk assessments focused on identifying women who may experience pregnancy complications; (2) telephonic and home-based wellness, case and condition management services; (3) home-based obstetrical monitoring and clinical services for pregnant women with medical or pregnancy-related problems (including administration of drug therapies); (4) neonatal and first year of life services to support infant care management; and (5) fielding of referrals from providers for clinical services (such activities, collectively, “Women’s and Children’s Health”); and

(f) The development and implementation of operations, sales and marketing, as well as the development, licensing, commercialization, use and sale of software and database technology, including the Company’s proprietary technology platforms (including the Apollo Platform, Trax CS, Quit for Life, Weight Talk, PCMS) that form a health management system integrating data from sources including employers, health plans, pharmacy benefit managers, laboratories, devices, third-party vendors and patient self-reports and provides enrollment and service delivery, patient records, workflow and information processing, care alerts / care gap engine, secure messaging, reporting and provider and member interfaces. Together, operations, sales and marketing and technology serve as the supporting infrastructure for the foregoing activities.

“Business Assets” has the meaning specified in the recitals hereto.

“Business Associate” shall have the same meaning as the term “business associate” in 45 C.F.R. § 160.103 of HIPAA.

“Business Day” means a day other than Saturday, Sunday and any day on which banks located in the Commonwealth of Massachusetts, the State of New York or the State of Minnesota are authorized or obligated by applicable Law to close.

“Business Patent” means (i) U.S. Patent no. 7,877,277 and U.S. Patent no. 7,685,000 or (ii) any United States patent, reexamination certificate, reissue, result of inter partes review, of or claiming priority to either or both patents under clause (i).

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Closing Balance Sheet” has the meaning specified in Section 2.5(a).

“Buyer Closing Statement” has the meaning specified in Section 2.5(a).

“Buyer Financial Statements” has the meaning specified in Section 4.5.

“Buyer Fundamental Representations and Warranties” means the representations and warranties of Buyer set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization) and Section 4.4 (Brokers, Finders).

“Buyer Indemnified Persons” has the meaning specified in Section 8.2(a).

“Buyer Notice Period” has the meaning specified in Section 5.11(a).

“Cap” means an amount equal to $60,000,000.

“Cash” means the aggregate amount of the Company’s and Continuing Subsidiaries’ (a) cash and cash equivalents calculated in accordance with GAAP, plus (b) the actual restricted cash deposits related to Hartford Fire Insurance, Sentry Insurance, and Arch Specialty Insurance Co., which as of the Most Recent Balance Sheet Date amount to $1,870,000, $50,000, and $150,000, respectively, (without duplication to the extent that any such items are no longer restricted at the Closing). For the avoidance of doubt, restricted cash in the amount of approximately $206,000 reflecting rent deposits for facilities located in Ft. Lauderdale and Seattle will not be included in Cash.

“Claim Notice” has the meaning specified in Section 8.4(a).

“Closing” has the meaning specified in Section 2.2.

“Closing Date” means the date of the Closing.

“Closing Date Working Capital” means the Working Capital derived from the Buyer Closing Balance Sheet.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

“Company” has the meaning specified in the preamble hereto.

“Company Balance Sheet” has the meaning specified in Section 3.6(a).

“Company Employee Plan” has the meaning specified in Section 3.18(a).

“Company Intellectual Property” has the meaning specified in Section 3.16(b).

“Company IP Agreements” has the meaning specified in Section 3.16(h).

“Company-Owned Intellectual Property” has the meaning specified in Section 3.16(e)

“Company-Owned Software” has the meaning specified in Section 3.16(g).

“Competing Disposition” has the meaning specified in Section 5.11(a).

“Competing Services” has the meaning specified in Section 5.11(a).

“Confidential Information” means any proprietary information of the Company or any Continuing Subsidiaries concerning the Business that is not generally available to the public and includes any information disclosed to the Company or any Continuing Subsidiary by third parties bound by an obligation of confidentiality. Confidential Information excludes any information that: (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known through no fault of the receiving party or its agents; or (iii) is requested or required to be disclosed pursuant to Law, provided that the disclosing party is given reasonable prior notice or provides Consent thereto.

“Confidentiality Agreement” means, collectively, that certain Confidentiality Agreement, entered into in June 2014 by and between Seller and OptumInsight, Inc., as amended or supplemented from time to time, and that certain Clean Room Nondisclosure Agreement, entered into as of October 20, 2014 by and between Seller and OptumInsight, Inc., as amended or supplemented from time to time.

“Consent” means any authorization, consent or approval by, or notification of or registration or filing with, any Governmental Authority or any other Person.

“Continuing Subsidiaries” has the meaning specified in Section 3.2.

“Contract” means any contract, agreement, binding arrangement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, franchise or other instrument of any kind, whether written or oral, including amendments thereto, to which the Company or a Continuing Subsidiary is a party, by which the Company or any Continuing Subsidiary or their assets are bound or to which any other Seller Party is a party and that relates to the Business.

“Corporate Continuing Subsidiaries” means Alere Health Improvement Company, Alere Wellbeing, Inc., Alere Wellology, Inc., Alere of New York, Inc. and Alere Healthcare of Illinois, Inc.

“Covered Entity” means a covered entity as defined in 45 C.F.R. 160.103.

“Current Assets” means the amount that would, in conformity with the Balance Sheet Principles, be included in “total current assets” on the consolidated balance sheet of the Company and the Continuing Subsidiaries; provided, however, that Current Assets shall not include (a) Cash, (b) any assets related to income Tax, whether current or deferred, or (c) any assets related to obligations of Seller or any of its Affiliates (excluding the Company and the Continuing Subsidiaries).

“Current Liabilities” means the amount that would, in conformity with the Balance Sheet Principles, be included in “total current liabilities” on the consolidated balance sheet of the Company and the Continuing Subsidiaries; provided, however, that Current Liabilities shall specifically exclude (i) Indebtedness, (ii) Transaction Expenses, (iii) any liabilities related to income Tax, whether current, deferred, or contingent, (iv) Transferred Liabilities, and (v) any Liabilities related to obligations of the Company or the Continuing Subsidiaries to Seller or any of its Affiliates (excluding the Company and the Continuing Subsidiaries).

“Deductible” means an amount, on a cumulative basis, equal to $4,500,000.

“Department of Justice” means the United States Department of Justice.

“Direct Claim” has the meaning specified in Section 8.5.

“Disclosure Schedule” has the meaning specified in Article III.

“Environmental Laws” means all Laws relating to the pollution or protection of natural resources or the environment, including the ambient air, soil, surface water or groundwater, the Release of Hazardous Materials, or relating to the protection of human health from exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means as to any Person, any other Person which, together with such Person, is or was at a relevant time with respect to which such Person, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Purchase Price” means (a) the Base Purchase Price, plus (b) the Net Closing Date Cash (which figure could be a positive or negative amount), plus (c) the amount of the Estimated Working Capital Surplus, if any, minus (d) the amount the Estimated Working Capital Deficit, if any, and where items (b) through (d) are derived from the Preliminary Closing Balance Sheet.

“Estimated Working Capital Deficit” has the meaning specified in Section 2.4(b).

“Estimated Working Capital Surplus” has the meaning specified in Section 2.4(b).

“FD&C Act” means the Federal Food, Drug, and Cosmetic Act, as set forth in 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the FDA.

“FD&C Permits” has the meaning specified in Section 3.9(c)(vi).

“FDA” means the U.S. Food and Drug Administration.

“Final Purchase Price” has the meaning specified in Section 2.5(b).

“Financial Statements” has the meaning specified in Section 3.6(a).

“FMV” has the meaning specified in Section 5.1(a)(ii).

“FTC” means the United States Federal Trade Commission.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, regulatory body, department, commission, official or other authority, agency or entity of any international body, country, state, province, prefect, municipality, locality or other government or political subdivision or department thereof, whether domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Hazardous Materials” means any substance, material or waste defined or regulated as hazardous, toxic, pollutants, contaminants, infectious or similar designations under Environmental Laws, including under the federal Comprehensive Environmental Response, Compensation, and Liability Act and the federal Resource Conservation and Recovery Act, or which pose a hazard to human health, safety, natural resources or the environment due to their dangerous or deleterious properties or characteristics.

“Healthcare Laws” means all federal and state Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Sections 1320a-7 and 1320-a-7a of Title 42 of the United States Code and the regulations and rules promulgated pursuant to such statutes; (ii) HIPAA; (iii) Medicare (Title XVIII of the Social Security Act) and the regulations and rules promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations and rules promulgated thereunder; (v) quality and safety laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services; (vi) laws, regulations or rules governing the provision of services to employees with workers compensation coverage or licensure or certification as a healthcare organization to provide such services; and (vii) licensure laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, each of (i) through (vii) as amended from time to time.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, as effective and as amended through the date of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, as of any date, without duplication, all Liabilities of such Person, including any applicable penalties (including with respect to any prepayment thereof), principal, interest (including accrued and unpaid interest), premiums, fees and other monetary obligations in respect of: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) all amounts owing as deferred purchase price for property or services (but excluding any Transferred Liabilities (in the case of the Seller Parties) and any trade payables incurred in the ordinary course of business), including but not limited to all liabilities associated with the acquisition of business from the American Cancer Society; (iii) conditional sale obligations or other title retention agreements relating to any property purchased; (iv) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (but excluding trade payables incurred in the ordinary course of business); (v) commitments or obligations by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, bank guarantees or bankers’ acceptances); (vi) indebtedness secured by a Lien on any assets of a Person; (vii) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (viii) obligations under any interest rate, currency, swap, option, derivative, or other hedging agreement; (ix) obligations under leases required to be recorded as capital leases in accordance with US GAAP; (x) all negative balances in bank accounts and all overdrafts; (xi) any reserve liabilities related to pre-Closing restructuring activities, including payments or potential payments to former employees and payments or potential payments in respect of severed, transferred or terminated leases; or (xii) guarantees, other contingent Liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (xi) above.

“Indemnified Person” means any Buyer Indemnified Person or Seller Indemnified Person.

“Indemnitor” has the meaning specified in Section 8.4(a).

“Information Privacy and Security Laws” means all applicable Laws and Governmental Orders concerning the privacy or security of Personal Information, and all regulations promulgated by Governmental Authorities thereunder, including but not limited to HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC and Canada’s Personal Information Protection and

Electronic Documents Act, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing).

“Intellectual Property” means all United States and foreign intellectual property rights, including: (a) all patents and applications therefor, including all reissues, divisionals, renewals, extensions, revisions, reexaminations, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, mask works, trade secrets, manufacturing, test, qualification and other processes, designs, schematics, proprietary information, know-how, algorithms, architectures, formulae, specifications, technology, techniques, technical data and customer lists, all improvements to any of the foregoing, and all documentation to the extent embodying any of the foregoing, including, for the avoidance of doubt, all confidential information; (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations, applications and renewals therefor; (d) all industrial designs and any registrations and applications therefor; (e) all computer software including but not limited to programs and databases in any form, source code, object code, operating systems and specifications, data, databases, database management code, firmware, algorithms, utilities, graphical user interfaces, menus, images, icons, software engines, platforms, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation; (f) all domain names, trade names, logos, slogans, designs, trade dress, trademarks and service marks, and all other indicia of origin and all registrations, applications and renewals therefor, and all goodwill associated with any of the foregoing; (g) all moral and economic rights of authors and inventors, however denominated; and (h) all tangible embodiments of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” has the meaning specified in Section 3.16(k).

“Labor and Employment Laws” has the meaning specified in Section 3.9(a).

“Latest Business Financial Statements” has the meaning specified in Section 3.6(a).

“Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Liabilities” means any and all debts, liabilities, obligations or commitments of any kind, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, matured or unmatured, joint or several, due or to become due, vested or unvested, direct or indirect, executory, fixed, determined or determinable of any other nature whatsoever.

“Liens” means all mortgages, deeds of trust, liens, licenses, security interests, pledges, hypothecations, conditional sales contracts, options, charges, contractual restrictions, claims and other encumbrances of any kind.

“Losses” means (i) all judgments, awards, Liabilities, costs, damages, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses and (ii) any indirect, special, incidental or consequential damages, in each case under this subsection (ii) that were probable and reasonably foreseeable but were not a direct result of the related breach or claim or alleged breach or claim; but excluding any punitive damages (except to the extent that such damages are paid to a third party with respect to an indemnifiable claim).

“Major Customer” has the meaning specified in Section 3.21.

“Material Adverse Effect” means any change, effect, event, fact, condition, circumstance or occurrence that, individually or when taken together with all such other changes, effects, events, facts, conditions, circumstances or occurrences has had or would reasonably be expected to have, a material adverse effect on the business, properties, assets (whether tangible or intangible), Liabilities (including contingent Liabilities), capitalization, condition (financial or otherwise), operations (including cash flows), employee relationships, customer relationships, licenses or other franchises or results of operations of the Business (or of the Company or any Continuing Subsidiary following the Transfer), taken as a whole, or does or would reasonably be expected to prevent or materially delay Seller’s ability to close substantially all of the transactions contemplated by, or perform substantially all of its obligations under, this Agreement, other than (i) any change, effect, event, fact, condition, circumstance or occurrence resulting from any of the following: (A) the negotiation and execution of this Agreement, the announcement, performance, pendency and consummation of the transactions contemplated by this Agreement and the Transfer contemplated hereby in accordance with the terms hereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees or any matter described in the Disclosure Schedule, (B) any loss of customers or potential customers or the cancellation of customer Contracts or proposals from potential customers following the execution of this Agreement and any consequences thereof, (C) changes in Laws, policies, mandates, guidelines or other requirements of any Governmental Authority or the enforcement or interpretation thereof, (D) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, sabotage, terrorism, military action or war (whether or not declared), or (E) any matters disclosed in the Disclosure Schedule, or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred); provided, that the exception in clause (C) shall not apply to the extent the same has a disproportionate effect on the Company and the Continuing Subsidiaries taken as a whole as compared to other Persons in the industry in which the Company and the Continuing Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 3.14(a).

“Membership Interests” has the meaning specified in the recitals hereto.

“Most Recent Balance Sheet Date” has the meaning specified in Section 3.6(a).

“Net Closing Date Cash” means the aggregate amount of (a) Cash, minus (b) the aggregate amount of Indebtedness of the Company and the Continuing Subsidiaries as of the Closing.

“Non-Assert Beneficiary” means (i) Buyer and its Affiliates (other than Company or any Continuing Subsidiary) or any assignee, successor, transferee, distributor, or commercial partner thereof, but only with respect to activities conducted by the Company or any Continuing Subsidiary and not with respect to activities conducted by Buyer or its Affiliates other than Company or any Continuing Subsidiary, and (ii) the Company, any Continuing Subsidiary or any of their respective assignees, successors, transferees, distributors or commercial partners or their respective Affiliates (but for the sake of clarity, not including any entity included in clause (i) of this definition).

“Objection Period” has the meaning specified in Section 2.5(b).

“Objection Statement” has the meaning specified in Section 2.5(b).

“Open Source Software” has the meaning specified in Section 3.16(l).

“Optional Termination Date” has the meaning specified in Section 9.1(b).

“Ordinary Course of Business” means any action taken by the Company or any Continuing Subsidiary, only if such action is consistent with the past practices of the Business and is taken in the ordinary course of the normal day-to-day operations of the Business.

“Organizational Documents” means a Person’s articles of organization, certificate of formation, articles of incorporation, bylaws, operating agreement, limited liability company agreement or other similar documents.

“Other Businesses” means the operation by the Seller Parties, including through the Company and the Continuing Subsidiaries, as of the date hereof, of the following other lines of business, collectively:

(a) The development and sale of remote health monitoring solutions designed to deliver streamlined, cost-effective connectivity across patient, care provider and electronic medical records based on a connectivity platform that consists of software and cellular hub hardware, which products include: (1) HealthPAL, a small, portable cellular hub device that collects health readings from compatible medical monitors, via Bluetooth or data cable, and transmits the data to back-end clinical systems; (2) Alere MobileLink, a small, cellular hub used in chronic care management programs to allow patients to easily send collected home testing results and readings from compatible medical monitors to their healthcare providers; (3) Alere HomeLink, a more comprehensive health information connectivity solution that links patients to their healthcare providers and EHRs and allows patients to easily send collected home testing results and readings from compatible medical monitors to their healthcare providers; and (4) AlereHealthCOM and Alere CloudCare applications for healthcare professionals to remotely monitor and manage the data collected with HealthPAL, Alere MobileLink and Alere HomeLink (such activities, collectively, “Alere Connect”);

(b) Offering of analytical and clinical decision-support tools to healthcare providers which leverage Seller’s library of evidence-based medical knowledge (which library does not include any information that is based on the activities of the Business Assets) to enable real-time patient assessments and interactions by healthcare practitioners through the delivery of recommendations at the point of care and offering hospitals, accountable care organizations and providers solutions for risk stratification and cost reduction based on such rules library (such activities, collectively, “Alere Analytics”);

(c) Offering to healthcare providers of an algorithmic web-based software application that delivers patient self-testing results and other information on a real-time basis (such activities, collectively, “Standing Stone”); and

(d) Isothermal nucleic acid amplification technologies, including assays, reagents and readers (such activities, collectively, “Ionian Technologies”).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permit” means any permit, concession, grant, certificate, license, Consent, approval, easement, exemption, identification number, franchise, waiver, order or other authorization of or by any Governmental Authority.

“Permitted Liens” means: (a) Liens that relate to Taxes, assessments and governmental charges or levies imposed upon Seller, the Company or any Continuing Subsidiary that are not yet due and payable or, as identified on Section 1.1(a) of the Disclosure Schedules, that are being contested in good faith through appropriate proceedings and for which reserves have been established on the Latest Business Financial Statements, provided however, no such contest shall result in the divestiture of title to any real property subject to a Real Property Lease, (b) Liens imposed by Law, including mechanics’, carriers’, workers’, repairers’ and similar Liens for obligations not yet due imposed upon Seller, the Company or any Continuing Subsidiaries arising or incurred in the Ordinary Course of Business, (c) Liens that relate to zoning and other land use, and (d) any utility company or Governmental Authority rights, easements or franchises for electricity, water, steam, gas, sanitary sewer, surface water drainage, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites; provided, however, that in the case of clauses (c) and (d), each of the foregoing are matters of public record and none of the foregoing, individually or in the aggregate, materially and adversely affect the continued use of, or value of, the property to which they relate in the conduct of the Business currently conducted thereon, and as to any real property subject to a Real Property Lease, any Lien affecting the interest of the lessor thereof that do not materially and adversely affect the continued use of, or value of, the property to which they relate in the conduct of the Business currently conducted thereon.

“Person” means an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a Governmental Authority, a division or operating group of any of the foregoing or any other entity or organization.

“Personal Information” means (a) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including demographic information; (b) social security numbers; (c) any information to the extent that it is regulated or protected by one or more Information Privacy and Security Laws; or (d) any information that is covered by the PCI DSS.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that ends on and includes the Closing Date.

“Pre-Closing Straddle Period Taxes” has the meaning specified in Section 6.1(c).

“Post-Closing Straddle Period Taxes” has the meaning specified in Section 6.1(c).

“Preliminary Closing Balance Sheet” has the meaning specified in Section 2.4(a).

“Preliminary Closing Statement” has the meaning specified in Section 2.4(a).

“Prohibitive Order” has the meaning specified in Section 7.1(h).

“Purchase Price” means (a) the Base Purchase Price, plus (b) the Net Closing Date Cash (which figure could be a positive or negative amount), plus (c) the amount by which the Company’s consolidated Working Capital exceeds the Working Capital Target, if any, minus (d) the amount by which the Working Capital Target exceeds Company’s consolidated Working Capital, if any, and where items (b) through (d) are derived from the Buyer Closing Balance Sheet.

“Purchased LLC Entities” means the Company and Alere Women’s and Children’s Health, LLC.

“Real Property Leases” means each lease, sublease or other agreement, including amendments, guaranties, modifications and addendums thereto, under which the Company or any Continuing Subsidiary uses or occupies or has the right to use or occupy any real property.

“Registered Company Intellectual Property” has the meaning specified in Section 3.16(a).

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment or within structures.

“Releasee” has the meaning specified in Section 5.10.

“Releasor” has the meaning specified in Section 5.10.

“Representatives” has the meaning specified in Section 5.3.

“Resolution Period” has the meaning specified in Section 2.5(b).

“Restricted Person” has the meaning specified in Section 5.11(a).

“Restriction Period” has the meaning specified in Section 5.11(a).

“ROFO Notice” has the meaning specified in Section 5.11(a).

“Section 1.1502-36 Election” has the meaning specified in Section 6.9.

“Security Risk Assessment” has the meaning specified in Section 3.10(h).

“Seller” has the meaning specified in the preamble hereto.

“Seller Combined Tax” means (a) any Tax with respect to which the Company or any Continuing Subsidiary has filed or will file a Tax Return with Seller on a consolidated basis pursuant to Section 1501 of the Code, (b) any Tax payable to any state, local or foreign taxing jurisdiction in which the Company or any Continuing Subsidiary has filed or will file a Tax Return with Seller on an affiliated, consolidated, combined or unitary basis with respect to such Tax, and (c) any Tax imposed on Seller relating to the direct or indirect ownership of the Purchased LLC Entities before the Closing, the Purchased LLC Entities’ ownership, possession, operation or use of their respective assets before the Closing, or the Purchased LLC Entities’ business operations before the Closing.

“Seller Creditors” has the meaning specified in Section 3.2(b).

“Seller Extended Representations and Warranties” means the representations and warranties of Seller and the Company set forth in Section 3.11 (Tax Matters), Section 3.13(d) (Real and Personal Properties), Section 3.18 (Employment Agreements and Employee Benefit Plans) and Section 3.19 (Environmental Matters).

“Seller Fundamental Representations and Warranties” means the representations and warranties of Seller and the Company set forth in Sections 3.1(a), (b) and (d) (Company Organization and Standing), Section 3.2(a) through (e) (Continuing Subsidiaries), Section 3.3 (Capitalization), Section 3.4 (Authorization) and Section 3.22 (Brokers, Finders).

“Seller Indemnified Persons” has the meaning specified in Section 8.2(b).

“Seller Notes Indentures” means, collectively, the 2018 Senior Notes Indenture, the 2018 Senior Subordinated Notes Indenture and the 2020 Senior Subordinated Notes Indenture.

“Seller Parties” has the meaning specified in the preamble hereto.

“Seller Patent” means any United States patent of Seller or its Affiliates (including, for this purpose, any right pursuant to any pending patent application) in existence as of the Closing and not conveyed to Buyer pursuant to this Agreement and any United States patent, re-examination certificate, reissue, or result of inter partes review, of or claiming priority to such patents.

“Seller Senior Credit Facility” means that certain Credit Agreement dated as of June 30, 2011, among Seller and certain of its Subsidiaries, certain lenders, General Electric Capital Corporation as collateral agent and administrative agent, and certain other agents and arrangers (as amended, restated, supplemented or otherwise modified from time to time).

“Seller’s Knowledge” means, with respect to any fact or matter, the actual knowledge of the individuals specified in Section 1.1(b) of the Disclosure Schedule after reasonable due inquiry of those employees who are direct reports to such individuals and who have primary responsibility for the matter to which Seller’s Knowledge applies.

“Separate Return” means any Tax Return filed with respect to any Tax imposed on any Corporate Continuing Subsidiary or Purchased LLC Entities (rather than, in each case, on Seller) and that is not filed with Seller on a consolidated basis pursuant to Section 1501 of the Code or otherwise on an affiliated, consolidated, combined or unitary basis.

“Site” means each location where the Company or any Continuing Subsidiary conducts Business, including each real property subject to a Real Property Lease.

“Straddle Period” means any taxable year or period that includes but does not end on the Closing Date.

“Straddle Period Tax Return” means any Tax Return covering a Straddle Period.

“Subsequent Owner” has the meaning specified in Section 5.11(e).

“Subsidiary” shall mean, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person, (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest or has the voting power to elect or appoint a majority of the managers or others performing similar functions with respect to such entity, and (c) any entity of which such Person, or any other Subsidiary of such Person, is a general or managing partner.

“Tax” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary recording, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by a Governmental Authority having jurisdiction over the imposition of such taxes, including any interest, penalty or addition thereto.

“Tax Arbitrator” has the meaning specified in Section 6.4.

“Tax Claim” means written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes.

“Tax Return” means any return, report, information return or written statement required to be filed or actually filed with a Taxing Authority, including information returns, claims for refunds of Taxes and any schedule or attachment thereto or any amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

“Third-Party Claim” means an Action by a Person not a party hereto or affiliated with a party hereto.

“Transaction Expenses” means the aggregate of all third-party costs, fees and expenses relating to this Agreement or the transactions contemplated hereby incurred by any Seller Party (including costs, fees and expenses incurred by or on behalf of the Company and the Continuing Subsidiaries) through Closing or otherwise in connection with the execution or delivery of this Agreement , the Transitional Services Agreement, the Transitional License Agreement and the consummation of the transactions contemplated hereby and thereby, and not paid prior to the Closing, to the extent a Liability of the Business, the Company or the Continuing Subsidiaries, and shall (a) include (i) third-party costs, fees and expenses relating to the preparation of any agreements or documents contemplated hereby, (ii) all brokerage, investment banking, accounting and attorneys’ fees and expenses, and (iii) (A) any payments due and payable to any current or former employee, officer, director, manager, consultant or other independent contractor of Seller, Seller’s Affiliates, the Company or any Continuing Subsidiaries at any time which are triggered in whole or in part by the transactions contemplated by this Agreement, including any bonus, change of control, severance (excluding severance payments resulting from termination of any employee of the Company or any Continuing Subsidiary by the Buyer, Company or Continuing Subsidiary following the Closing or other action of the Buyer, Company or Continuing Subsidiary following the Closing that allows an employee to receive severance upon such employee’s resignation) or retention payments payable pursuant to agreements in effect at the time of Closing (with respect to retention payments only, without regard to whether such payments are triggered by the transactions contemplated by this Agreement), including the payments specifically noted as being Transaction Expenses on Section 3.18(h) of the Disclosure Schedule, (B) any severance payments or similar termination payments or benefits payable to any employee, officer, director, manager, consultant or other independent contractor resulting from any action by Seller, Seller’s Affiliates, the Company or any Continuing Subsidiaries prior to or at the Closing, and (C) amounts owed to any Person under any noncompetition or consulting agreements or to any current or former officer, director or equity holder of the Company or any Continuing Subsidiaries (excluding any such payments resulting or arising from the actions of Buyer following the Closing), and, with respect to each of the foregoing clauses (A) through (C), all employer portions of the related payroll Tax Liabilities and (b) not include any outstanding expenses of the Company or the Continuing Subsidiaries that are accounted for as liabilities in the Closing Date Working Capital or the Net Closing Date Cash.

“Transfer” has the meaning specified in the recitals hereto.

“Transfer Taxes” means any transfer, sale, franchise, conveyance and use, registration, documentary recording, value added, stamp and similar Taxes incurred, imposed, assessed or payable in connection with the transactions contemplated by this Agreement.

“Transferred Assets” has the meaning specified in the recitals hereto.

“Transferred Liabilities” has the meaning specified in the recitals hereto.

“Transferred Subsidiaries” has the meaning specified in the recitals hereto.

“Transitional License Agreement” has the meaning specified in Section 5.9(a).

“Transitional Services Agreement” means that certain Transitional Services Agreement by and between Buyer and Seller, dated as of the date hereof, in substantially the form attached as Exhibit E hereto.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Valuation Range” has the meaning specified in Exhibit F.

“Working Capital” means Current Assets minus Current Liabilities as of the close of business on the day immediately preceding the Closing Date.

“Working Capital Target” means an amount equal to $17,200,000.

ARTICLE II

THE MEMBERSHIP INTEREST PURCHASE

2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement and in consideration of Buyer’s payment of the Purchase Price, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Membership Interests, free and clear of all Liens.

2.2 Closing. On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”), shall take place remotely by the electronic exchange of closing documents, and the simultaneous delivery and performance, as applicable, by: (a) Buyer of the payment set forth in Section 2.3(a), by wire transfer of immediately available funds, subject to the adjustments set forth in this Article II; and (b) the parties to each other of the documents required to be delivered, and take action required to be performed, in each case pursuant to Article VII herein. The Closing shall take place upon the satisfaction or waiver of the conditions to Closing set forth in Article VII on such date as Seller and Buyer shall mutually agree, and in any event within five (5) Business Days of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions which by their terms cannot be satisfied until the Closing, which conditions shall be satisfied at the Closing). The parties acknowledge and agree that the Purchase Price reflects the value of the Company and the Continuing Subsidiaries after completion of the Transfer and that none of the Transferred Subsidiaries, Transferred Assets and Transferred Liabilities shall be Company Subsidiaries, assets or Liabilities, respectively, at the time of the Closing.

2.3 Payments to be Made at or Following the Closing.

(a) Purchase Price. At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to the Estimated Purchase Price to an account or accounts specified in the Preliminary Closing Statement, subject to later adjustment pursuant to Section 2.5.

(b) Transaction Expenses. Seller agrees and acknowledges that it shall bear sole responsibility for all Transaction Expenses, and shall pay such Transaction Expenses directly in the ordinary course of its business when due and payable. Seller agrees and acknowledges that Buyer, the Company and the Continuing Subsidiaries shall have no Liability for the any Transaction Expenses and Seller shall take all necessary actions to cause Buyer, the Company and the Continuing Subsidiaries to have no Liability with respect thereto. Following the Closing, if and to the extent that any Transaction Expenses are payable to employees of the Company or any Continuing Subsidiary and the Company reasonably determines would more efficiently be processed through the Company’s payroll, Seller shall make all such payments of Transaction Expenses to the Company at least three (3) Business Days prior to such payment becoming due and the Company will make the payment of such Transaction Expenses through the Company’s payroll. Seller, the Company and Buyer shall reasonably cooperate in facilitating such payments. As set forth in Section 6.10, to the maximum extent permitted by applicable Law, (i) any Tax deduction resulting from the payment of any Transaction Expenses, the payment of which is not contingent immediately following the Closing (except for any retention payments payable following the Closing), will be taken by Seller or any Affiliate thereof, and not Buyer or any Affiliate thereof and (ii) any Tax deduction resulting from the payment of any Transaction Expenses, the payment of which is contingent immediately following the Closing (including any retention payments payable following the Closing), will be taken by Seller or any Affiliate thereof, and not Buyer or any Affiliate thereof, but only to the extent such deduction can be taken by Seller or its Affiliates without commercially unreasonable efforts or undue burden on the part of Buyer or its Affiliates, which such commercially unreasonable efforts shall include, but not be limited to, the filing of any amended Tax Return by Buyer or its Affiliates.

2.4 Closing Working Capital Adjustment.

(a) Not later than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate (the “Preliminary Closing Statement”) signed by an officer of Seller or the Company setting forth a projected consolidated balance sheet for the Company and the Continuing Subsidiaries as of the close of business on the day immediately preceding the Closing Date (the “Preliminary Closing Balance Sheet”) as well as the Company’s good faith best estimates (shown in reasonably detailed calculations) of (i) the Company’s Working Capital, as derived from the Preliminary Closing Balance Sheet, as well as the calculation of any resulting Estimated Working Capital Surplus or Estimated Working Capital Deficit,

(ii) the Net Closing Date Cash, and (iii) the resulting Estimated Purchase Price. The Preliminary Closing Balance Sheet and the determinations and calculations contained in the Preliminary Closing Statement shall be prepared in accordance with this Agreement and the Balance Sheet Principles. Along with the Preliminary Closing Statement, the Company shall, upon Buyer’s request, promptly deliver to Buyer backup materials and schedules reasonably requested by Buyer demonstrating the compliance of the Preliminary Closing Balance Sheet with the Balance Sheet Principles, provided, Seller shall not be required to prepare any materials or schedules beyond those used in its preparation of the Preliminary Closing Statement.

(b) If the Working Capital Target is less than the Company’s Working Capital, as derived from the Preliminary Closing Balance Sheet, then the excess of the Company’s Working Capital, as derived from the Preliminary Closing Balance Sheet, over the Working Capital Target shall be deemed an “Estimated Working Capital Surplus.” If the Company’s Working Capital, as derived from the Preliminary Closing Balance Sheet, is less than the Working Capital Target, then the excess of the Working Capital Target over the Company’s Working Capital, as derived from the Preliminary Closing Balance Sheet, shall be deemed an “Estimated Working Capital Deficit.”

2.5 Post-Closing Working Capital Adjustment.

(a) Buyer Closing Balance Sheet. Buyer shall, within seventy-five (75) days after the Closing Date, prepare and deliver, or cause to be prepared and delivered, to Seller a certificate (the “Buyer Closing Statement”) signed by an officer of Buyer setting forth a consolidated balance sheet of the Company and the Continuing Subsidiaries as of the close of business on the day immediately preceding the Closing Date (the “Buyer Closing Balance Sheet”) as well as Buyer’s reasonably detailed calculations of (i) the Closing Date Working Capital, (ii) the Net Closing Date Cash, and (iii) the resulting Purchase Price. The Buyer Closing Balance Sheet and the determinations and calculations contained in the Buyer Closing Statement shall be prepared in accordance with this Agreement and the Balance Sheet Principles.

(b) Objection by Seller. Following delivery of the Buyer Closing Balance Sheet and Buyer Closing Statement, (i) Buyer and Seller shall reasonably cooperate with and assist each other in resolving any items disputed by Seller in good faith, including by making available and granting reasonable access to records and employees of the Company, and (ii) Seller shall have a period of forty-five (45) days after delivery of the Buyer Closing Balance Sheet and Buyer Closing Statement (the “Objection Period”), to deliver to Buyer a statement (the “Objection Statement”) setting forth any objections that Seller may have to the Buyer Closing Balance Sheet and Buyer Closing Statement, including a reasonably detailed explanation of the basis for each such objection along with reasonably detailed supporting calculations. If Seller does not deliver to Buyer an Objection Statement by the end of the Objection Period, or if during the Objection Period Seller delivers to Buyer written notice that Seller accepts the Buyer Closing Balance Sheet, the Buyer Closing Statement and Buyer’s calculation of the Purchase Price, then the Buyer Closing Balance Sheet, the Buyer Closing Statement and Buyer’s calculation of the Purchase Price shall be considered final, conclusive and binding. If Seller does deliver an Objection Statement by the end of the Objection Period, Seller and Buyer shall attempt in good faith to resolve any disputed items. If Seller and Buyer are unable to resolve all or any of the disputed items within forty-five (45) days after delivery of the Objection Statement (the “Resolution Period”), then the remaining disputed items shall be submitted to the Accounting Firm to act as an arbitrator to resolve such disputed items in accordance with the standards set forth in this Section 2.5(b), any and all such matters to be in the form of a written brief and oral presentations, in each case delivered or presented to the Accounting Firm within forty-five (45) days after the end of the Resolution Period. The scope of the disputes to be resolved by the Accounting Firm shall be limited to only those items that Seller objected to in the Objection Statement and that Buyer and Seller were unable to resolve during the Resolution Period. The Accounting Firm’s decision shall be based solely on the written submissions and oral presentations by Seller and Buyer and their respective representatives and not by independent review. The Accounting Firm shall be instructed that, with respect to each disputed item, the Accounting Firm shall either accept the position taken by Buyer or the position taken by Seller, but the Accounting Firm shall not make another determination of the disputed item, and that the Accounting Firm shall, based solely on its determination of the disputed items, prepare and deliver to Seller and Buyer the Accounting Firm’s determination of the Closing Date Working Capital and Purchase Price, as soon as reasonably practicable (and in any event within forty-five (45) days after its engagement), and such Accounting Firm’s determination of each of the Closing Date Working Capital and Purchase Price shall be final, conclusive and binding. All negotiations pursuant to this Section 2.5(b) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Accounting Firm shall be treated as Confidential Information. The Accounting Firm shall be bound by a mutually agreeable confidentiality agreement. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.5(b). The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud or manifest error by or upon the Accounting Firm. Absent such fraud or error, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.5(b) shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. For the avoidance of doubt and solely as an illustration of the methodology set forth in the preceding sentence, if (i) the Objection Statement delivered by Seller assigns values to the disputed matters such that the Working Capital set forth in the Buyer Closing Statement would be increased by $1,000,000, (ii) Buyer maintains that the Working Capital set forth in the Buyer Closing Statement is correct and (iii) the Accounting Firm’s final resolution of the disputed items in accordance with this Section 2.5(b) is that the Working Capital is increased from the amount set forth in the Buyer Closing Statement by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of Seller), then Seller shall be responsible for forty percent (40%) of such cost of arbitration and Buyer shall be responsible for sixty percent (60%) of such cost of arbitration. Except as provided in the two preceding sentences, the fees and disbursements of Buyer’s independent accountants incurred in connection with their review of the Buyer Closing Balance Sheet, the Buyer Closing Statement and any Objection Statement shall be borne by Buyer, and the fees and disbursements of Seller’s independent accountants incurred in connection with their review of the Buyer Closing Balance Sheet, the Buyer Closing Statement and any Objection Statement shall be paid by Seller. Each of Buyer and Seller shall cooperate with and assist the Accounting Firm to resolve disputed items, including by making available and granting reasonable access to records and employees. The Purchase Price as finally determined by (i) failure of Seller to object to the Buyer Closing Statement, (ii) agreement of Seller and Buyer, or (iii) the Accounting Firm, shall be the “Final Purchase Price.”

(c) Within three (3) Business Days after the determination of the Final Purchase Price in accordance with Section 2.5(b): (i) if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay, or cause the Company to pay to Seller, by wire transfer of immediately available funds, cash in an amount equal to such excess; and (ii) if the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer by wire transfer of immediately available funds, cash in an amount equal to the amount of such deficit. If the Final Purchase Price is equal to the Estimated Purchase Price, neither Buyer nor Seller shall be required to make any payment. In the event any amounts due under this Section 2.5(c) are not paid when due, such amounts shall bear interest from such due date until paid at the prime rate as published in The Wall Street Journal, Eastern Edition on the Closing Date.

(d) Except as set forth in this Section 2.5, the Preliminary Closing Statement, the Preliminary Closing Balance Sheet, the Buyer Closing Statement, the Buyer Closing Balance Sheet and the determinations and calculations contained therein (including any determination of Working Capital) shall be prepared and calculated in accordance with US GAAP and, to the extent consistent with US GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, inclusions, exclusions and valuation and estimation methodologies) used and applied by Seller in the preparation of Seller’s consolidated financial statements as filed with the Securities and Exchange Commission in that certain Annual Report on Form 10-K on March 3, 2014 (collectively, the “Balance Sheet Principles”).

(e) During the period of time from and after the delivery of the Buyer Closing Statement through the date of the determination of the Final Purchase Price (in accordance with this Section 2.5), Buyer shall afford, and shall cause the Company to afford, to Seller and the accountants, counsel and financial advisers retained by Seller in connection with the determination of such Final Purchase Price reasonable access during normal business hours, and upon reasonable prior notice, to all financial information, books and records and accounting personnel in each case of the Company and the Continuing Subsidiaries, requested by Seller, to the extent such requests made by Seller or Seller’s accountants, counsel and financial advisers are relevant to the determinations contemplated by this Section 2.5.

2.6 Transfer Taxes. Transfer Taxes relating directly to the sale and transfer of the Membership Interests, including any Transfer Taxes resulting from the treatment of any portion of the sale and transfer of the Membership Interests as an asset sale for tax purposes, shall be borne by Buyer, and Buyer shall, at its own expense, properly file on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any such Transfer Taxes. Any Transfer Taxes arising out of or relating to the Transfer and any other reorganization effectuated by Seller and its Affiliates, shall be borne by Seller, and Seller shall, at its own expense, properly file on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any such Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Seller and the Company, jointly and severally, represent and warrant to Buyer that the following statements in this Article III are true, correct and complete, subject to the exceptions set forth in the schedule attached hereto as Exhibit G (the “Disclosure Schedule”), which exceptions shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections of this Article III to which such exceptions relate (and any information included in the Disclosure Schedule under any section or subsection thereof shall be deemed to be disclosed and incorporated by reference into any other section or subsection under this Agreement where it is readily apparent on the face of such disclosure that it is responsive to such other section or subsection). The representations and warranties set forth in the following statements are made (i) on the date hereof with respect to the Company and the Business, after giving effect to the Transfer and (ii) at the Closing (including for purposes of Article VII and Article VIII) without giving effect to any actions not yet taken pursuant to the Transfer, if any.

3.1 Company Organization and Standing.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite organizational power and authority necessary to own, lease and operate its properties and to carry on the Business as now conducted.

(b) The Company is duly qualified or registered to do business in every jurisdiction in which its ownership of property or conduct of the Business requires it to qualify or register except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(c) Section 3.1(c) of the Disclosure Schedule sets forth each jurisdiction in which the Company is qualified or licensed to conduct the Business, and is in good standing (or equivalent status) in each such jurisdiction.

(d) The Company is, and has at all times been, in compliance, in all material respects, with all provisions of its Organizational Documents.

(e) Seller has made available to Buyer true and complete copies of the Company’s Organizational Documents, as currently in effect.

3.2 Continuing Subsidiaries.

(a) Section 3.2(a) of the Disclosure Schedule sets forth a correct and complete list of the direct and indirect Subsidiaries of the Company that are, or will be Subsidiaries of the Company after giving effect to the Transfer and, in any case, as of the Closing (the “Continuing Subsidiaries”), and for each such Continuing Subsidiary, (i) its name and form of organization, (ii) the number and type of its outstanding equity securities, and (iii) the jurisdiction of organization. Other than with respect to the Continuing Subsidiaries and the Transferred Subsidiaries, each of the Company and the Continuing Subsidiaries does not hold any shares of capital stock, membership interests, other equity or voting interests or interests convertible into or exchangeable or exercisable for any equity or similar interests, has made no other investment in, any Person, and does not have any commitment or obligation, whether directly or indirectly, to invest in, fund, or purchase the securities of any other Person, other than holdings of less than five percent (5%) of the aggregate outstanding amount of any particular publicly traded security.

(b) Other than with respect to certain security interests held by lenders (or by the administrative agent and/or collateral agent on such lenders’ behalf) to Seller or its Affiliates under the Seller Senior Credit Facility (the “Seller Creditors”), which security interests will be released as of the Closing, all of the outstanding capital stock of, or other voting securities or ownership interests in, each of the Continuing Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such stock, securities and interests, as applicable, are owned, of record and beneficially, by the Company or its direct Subsidiaries free and clear of any and all Liens or restrictions on transfer or voting (except for such restrictions arising under applicable securities Laws).

(c) Each Continuing Subsidiary is a corporation or limited liability corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority necessary to own, lease and operate its properties and to carry on the Business as now conducted.

(d) Each Continuing Subsidiary is duly qualified or registered to do business in every jurisdiction in which its ownership of property or conduct of the Business requires it to qualify or register except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(e) Each Continuing Subsidiary is, and has at all times been, in compliance, in all material respects, with all provisions of its respective Organizational Documents.

(f) Seller has made available to Buyer true and complete copies of each of the Continuing Subsidiaries’ Organizational Documents, as currently in effect.

3.3 Capitalization.

(a) Seller is the sole owner of all of the Membership Interests of the Company. Other than the Membership Interests, the Company does not have any other equity or ownership interests of any kind authorized, designated, issued or outstanding. Other than with respect to certain security interests held by the Seller Creditors, which security interests will be released as of the Closing, Seller has good, marketable title to the Membership Interests, and the Membership Interests are owned of record and beneficially by Seller free and clear of any and all Liens. The Membership Interests have been duly authorized and validly issued. Upon delivery of the Membership Interests hereunder, Buyer will acquire, good and marketable title thereto, free and clear of any and all Liens.

(b) As of the date hereof, the Company does not sponsor or maintain any option, incentive or other plan or agreement providing for equity interests of the Company or any of the Continuing Subsidiaries as compensation to any Person.

(c) There are no outstanding or authorized options, convertible or exchangeable securities or instruments, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments providing for the issuance, disposition, redemption, repurchase, transfer or acquisition of any equity, partnership, membership or similar ownership interest of the Company or any Continuing Subsidiary. The Company is under no obligation to issue or sell any Membership Interests or other equity or voting interests in the Company or any Continuing Subsidiary to any third party Person, including pursuant to any preemptive rights, rights of first refusal or similar rights, other than Buyer (including as a result of the consummation of the transactions contemplated hereby), and neither the Company nor any of the Continuing Subsidiaries is a party to any voting trusts, proxies or other agreements or understandings with respect to the voting of any equity, membership, partnership or similar ownership interest of the Company or any Continuing Subsidiary.

3.4 Authorization. Each of Seller and the Company has the necessary power and authority to enter into this Agreement and the Transitional Services Agreement entered into in connection herewith, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and the Company, as applicable, of this Agreement and each other agreement entered into in connection herewith, and the consummation by each of Seller and the Company, as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other business entity action of Seller and the Company, as applicable. The affirmative vote or consent of Seller is the only vote or consent of the holders of the Company’s equity interests necessary in connection with the Closing; no other proceedings, approvals or votes on the part of Seller or any Affiliate of Seller are necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Seller and the Company and is the valid and binding obligation of each of Seller and the Company, as applicable, enforceable against them in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5 No Conflict; Consents. Neither the execution, delivery and performance of this Agreement or the Transitional Services Agreement nor the consummation by any of Seller, the Company or any Continuing Subsidiary of the transactions contemplated hereby or thereby does or will (a) conflict with or result in any breach of any provision of the Organizational Documents of any of Seller, the Company or any Continuing Subsidiary, (b) violate any Laws applicable to the Company, any Continuing Subsidiary or any other Seller Party (with respect to the Business) or their respective properties or assets except for any necessary filings under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, or (c) result in the creation or imposition of (i) any Lien, other than a Permitted Lien, upon any of the properties or assets of the Company or any Continuing Subsidiary, or (ii) any Lien on the Membership Interests. Section 3.5(b) of the Disclosure Schedule sets forth all material licenses and material Permits applicable to the Business that require consent or notice in connection with the transactions contemplated by this Agreement or the Transitional Services Agreement.

3.6 Financial Statements.

(a) Attached hereto as Section 3.6(a) of the Disclosure Schedule are accurate, complete and correct copies of the following documents: (i) the unaudited, consolidated balance sheets for the Business as of December 31, 2011, 2012 and 2013 and the unaudited, consolidated statements of earnings, equity holders’ equity and cash flows of the Business for the fiscal years ended December 31, 2011, 2012 and 2013 (collectively, the “Annual Business Financial Statements”), and (ii) the unaudited, consolidated balance sheet as of September 30, 2014 (the “Most Recent Balance Sheet Date”) for the Business (the “Company Balance Sheet”) and the unaudited, consolidated statements of income, stockholders’ equity and cash flows of the Business for the nine months ended September 30, 2014 (collectively with the Company Balance Sheet, the “Latest Business Financial Statements” and, together with the Annual Business Financial Statements, the “Financial Statements”). The Financial Statements have not been audited, but have been prepared from and in accordance with the consolidated books and records maintained by the Seller Parties for the Business. All accounts, books, records and ledgers related to the Business are properly maintained and accurate and complete in all material respects and have been kept in the Ordinary Course of Business. The Financial Statements (x) represent Seller’s good faith calculation of the balance sheet accounts and results of operations data set forth therein for the Business as if the Business had been held and operated on a stand-alone basis, (y) fairly present, on a consistent basis, the financial condition of the Business as of the respective dates thereof and the results of operations and cash flows of the Business for the periods presented therein and (z) except as set forth on Section 3.6(a) of the Disclosure Schedule or in the notes accompanying the Financial Statements, have been prepared in accordance with US GAAP, consistently applied using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, inclusions, exclusions and valuation and estimation methodologies) used and applied by Seller in the preparation of Seller’s financial statements as filed with the Securities and Exchange Commission in that certain Annual Report on Form 10-K on March 3, 2014, insofar as such practices are consistent with US GAAP.

(b) The accounts receivable and other receivables reflected on the Company Balance Sheet, and those arising in the Ordinary Course of Business after the date thereof, are (i) valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business, (ii) not subject to any valid counterclaims, setoffs, refunds, adjustments, Liens (other than Permitted Liens) or disputes, (iii) have not been factored or sold, and (iv) to Seller’s Knowledge, except as and to the extent of the allowance for doubtful accounts reserve reflected on the Company Balance Sheet, are collectible in full in accordance with their terms at their recorded amounts.

(c) Seller maintains disclosure controls and procedures designed to ensure that information required to be disclosed by any of the Company and the Continuing Subsidiaries is recorded and reported on a timely basis. Seller has disclosed to Buyer any significant deficiencies or material weaknesses in the design or operation of any internal controls over financial reporting of the Company or any of the Continuing Subsidiaries that would be reasonably likely to adversely affect such Person’s ability to record, process, summarize and report financial information.

(d) Since December 31, 2009, no complaints from any source regarding accounting, internal accounting controls or auditing matters relating to the Company or the Continuing Subsidiaries, and no concerns from any employees of the Company or the Continuing Subsidiaries regarding questionable accounting or auditing matters relating to the Company or the Continuing Subsidiaries have been received by the Company or the Continuing Subsidiaries or members of the management of the Company or the Continuing Subsidiaries. No attorney representing any of the Company or the Continuing Subsidiaries, whether or not employed by such Person, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by such Person or any of its officers, directors, employees or agents to its chief legal officer, audit committee (or other committee designated for the purpose), the board of directors or managers of such Person pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 or any internal policy contemplating such reporting, including in instances not required by those rules.

(e) Section 3.6(e) of the Disclosure Schedule sets forth a full and complete list of all bank accounts and safe deposit boxes of each of the Company and the Continuing Subsidiaries, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes.

3.7 Undisclosed Liabilities; Guarantees. Except as set forth in Section 3.7 of the Disclosure Schedule, the Company and the Continuing Subsidiaries have no Liabilities, in each case except (a) as reflected in the Company Balance Sheet or (b) Liabilities which have arisen after the date of the Company Balance Sheet in the Ordinary Course of Business, none of which is a material Liability for breach of contract, breach of warranty, tort, infringement or Action. Except as set forth on Section 3.7 of the Disclosure Schedule or Section 3.15 of the Disclosure Schedule, none of the Company or any Continuing Subsidiary has any Indebtedness. All intercompany

Indebtedness or balances between the Company and the Continuing Subsidiaries on the one hand and the Seller Parties (other than the Company and the Continuing Subsidiaries) on the other hand, will be transferred, settled, forgiven or extinguished at or prior to the Closing such that the Company and the Continuing Subsidiaries have no Liabilities with respect thereto. Other than with respect to certain guarantees (or similar instruments or Contracts) made by the Company or any of its Continuing Subsidiaries with respect to (x) Indebtedness held by the Seller Creditors under the Seller Senior Credit Facility, and (y) Indebtedness held by the respective noteholders under the Seller Notes Indentures, which guarantees (or any similar instruments or Contracts) will be terminated in connection with the Closing, there are no such outstanding guarantees (or any similar instruments or Contracts) by the Company or the Continuing Subsidiaries securing the Indebtedness of any other Person. The Company and the Continuing Subsidiaries are not a party to, nor do they have any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any other “off-balance sheet arrangement” (as defined in the Securities Exchange Act of 1934, as amended). There are no pending, or to Seller’s Knowledge, threatened, indemnification claims by or against Seller (with respect to the Business), the Company or any Continuing Subsidiary under any agreement for the acquisition of any assets, business or Person by, or for the benefit of, the Company or any Continuing Subsidiary.

3.8 Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no: (a) Action pending or threatened in writing against, affecting, or in connection with (i) the Company or any Continuing Subsidiary; (ii) any other Seller Party (with respect to the Business), (iii) any of the Company’s or Continuing Subsidiaries’ assets or operations; (iv) the Company’s or the Continuing Subsidiaries’ compliance with applicable Laws, Governmental Orders or Permits; (v) the transactions contemplated under this Agreement; or (vi) the directors, officers or managers of the Company or any Continuing Subsidiary that arises out of or relates to their relationship with the Company, any Continuing Subsidiary or the Business (including their roles as directors, officers, managers, employees or contractors of such Persons); (b) Governmental Order currently in force against (i) the Company, any Continuing Subsidiary or the directors, officers or managers of the Company or any Continuing Subsidiary, or (ii) any other Seller Party, relating to or affecting any assets or operations of the Company, any Continuing Subsidiary or the Business or to the transactions contemplated hereby; (c) to Seller’s Knowledge, governmental inquiry or investigation (but not an Action) relating to or affecting any of the assets used in the Business or that is related to the Business pending against or affecting the Company, the Continuing Subsidiaries or their assets (including any inquiry as to the qualification of the Company or the Continuing Subsidiaries to hold or receive any Permit) or any other Seller Party relating to or affecting any of the assets used in the Business or that is related to the Business; or (d) claim or demand for payment against the Company or any Continuing Subsidiary by any director, officer, holder of equity interests, agent, independent contractor or employee of the Company or any Continuing Subsidiary, as applicable. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no Action by the Company, any Continuing Subsidiary or any other Seller Party relating to the Business or any of the assets of the Business, pending or threatened in writing against any other Person.

3.9 Compliance with Laws; Permits; Healthcare Regulatory Matters.

(a) The Company, the Continuing Subsidiaries and the other Seller Parties (with respect to the Business) and each of their respective directors, officers, managers, employees and to Seller’s Knowledge, any of their agents and independent contractors, are, and at all times during the past three (3) years have been, with respect to the conduct of the Business and the ownership or use of the assets relating to the Business, in compliance in all material respects with all Laws and Governmental Orders, in each case including, as applicable, with respect to: (i) all applicable Laws and Governmental Orders; (ii) HIPAA, and the FD&C Act; (iii) all Laws of the U.S. Food and Drug Administration, U.S. Centers for Medicare & Medicaid Services, U.S. Centers for Disease Control and Prevention, U.S. Department of Health and Human Services, Medicare, Medicaid, U.S. Drug Enforcement Agency, U.S. Federal Trade Commission, the Department of Agriculture, the Department of Commerce, and comparable non-U.S. Governmental Authorities and similar state and local Laws, all healthcare-related Laws of the U.S. Department of Justice, and all healthcare-related Presidential Executive Orders applicable to the Company or the Company’s products and services; (iv) 21 U.S.C. § 335a or any similar Law; (v) 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or any similar Laws; (vi) Anti-Corruption Laws; (vii) Antitrust Laws; (viii) the NIH Grants Policy Manual or any other similar requirements of a Governmental Authority applicable to any Contract or grant for which the Company or any Continuing Subsidiary has received funding from a Governmental Authority; (ix) all Office of Federal Contract Compliance Programs requirements; and (x) all applicable Laws, rules and regulations which relate to employment matters, such as those relating to the hiring, employment and termination of employees, fair employment, affirmative action, and equal employment opportunity practices, workplace discrimination, harassment and retaliation, occupational health and safety and worker’s compensation, union and collective bargaining, classification of employees, employee privacy, wages, hours, terms and conditions of employment, the corporate practice of medicine (to the extent applicable), and the possession and maintenance of, and timely application for, all Permits, exemptions, licenses and other governmental authorizations required under applicable Laws to operate the Business as currently operated (collectively, “Labor and Employment Laws”). The Company, the Continuing Subsidiaries and any other Seller Party (with respect to the Business) are not liable for the payment of any material compensation, damages, fines, penalties or other amounts, however designated, for failure to comply with any applicable Laws. Seller (with respect to the Business), the Company and the Continuing Subsidiaries have not received, during the past three (3) years, any written notice, written warning, other written communications, or, to Seller’s Knowledge, any other communications from any Governmental Authority alleging a material violation, breach or non-compliance with, or threatening any investigation under, any applicable Laws. No Governmental Authority has instituted, implemented, taken or threatened to take, and to Seller’s Knowledge, no Governmental Authority intends to take, any other action the effect of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

(b) Permits.

(i) Section 3.9(b)(i)(A) of the Disclosure Schedule sets forth a true, correct and complete list of each material Permit held by the Company or any Continuing Subsidiary. Except as set forth on Section 3.9(b)(i)(B) of the Disclosure Schedule, no material Permit is required for the operation of the Business as it is currently conducted, including any requirement pursuant to any Contract or Law. Except as set forth in Section 3.9(b)(i)(C) of the Disclosure Schedule, no event has occurred or circumstance exists that (with or without the lapse of time or the giving of notice, including as a result of the transactions contemplated by this Agreement) would reasonably be expected to constitute or result in the Company’s or any Continuing Subsidiaries’ violation or material failure to comply with any Laws or material Permits that are required for the operation of the Business as it is currently conducted (including such Permits necessary to own, lease and operate its properties), or that could reasonably be expected to result in any loss, expiration, or termination of any such Permit, other than expiration of any such Permit in accordance with the terms thereof.

(ii) Except as set forth in Section 3.9(b)(ii) of the Disclosure Schedule, neither the Company nor any Continuing Subsidiary is, or has received written notice during the last five (5) years from any Governmental Authority that any material Permit is subject to adverse action (including suspension, termination, revocation or withdrawal), except where the failure to have any such Permit or the receipt of such notice would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) Except as set forth in Section 3.9(b)(iii) of the Disclosure Schedule, neither the Company nor any Continuing Subsidiary has received written notice during the last five (5) years alleging that the Company, a Continuing Subsidiary or any other Seller Party (with respect to the Business) is responsible for the payment of any compensation, damages, fines, penalties or other amounts for failure to comply with any material Permits that are required for the operation of the Business as it is currently conducted or for the failure to acquire, hold or maintain any such Permit.

(c) Healthcare Regulatory Matters.

(i) The Company, the Continuing Subsidiaries and the other Seller Parties (with respect to the Business) (A) are in material compliance with and have conducted the Business in and used or occupied its properties or assets in compliance with the FDC Act and applicable foreign equivalent Laws and applicable Healthcare Laws, and (B) have not received any written notice of any alleged violation of, or any citation for noncompliance with, any Healthcare Laws, in each of cases (A) and (B), that has had or would reasonably be expected to result in a Material Adverse Effect.

(ii) To Seller’s Knowledge, none of the Company, any Continuing Subsidiary or any other Seller Party (with respect to the Business) has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(iii) None of the Company, any Continuing Subsidiary, and any officer, employee or agent thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law by a Governmental Authority. To Seller’s Knowledge, which is based on, among other things, screening the Company’s and the Continuing Subsidiaries’ officers, employees and agents against the Exclusions Database of the HHS Office of Inspector General, none of the Company nor any Continuing Subsidiary, and any officer, employee or agent thereof, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 or Section 1877 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Law. None of the Company, any Continuing Subsidiary, and any officer, employee or agent thereof, has engaged in any conduct that could subject such Person or entity to a civil money penalty or criminal penalty under Sections 1128A or 1128B of the Social Security Act or any similar Law.

(iv) To Seller’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or imposition of any penalties against or affecting the Company or any Continuing Subsidiary relating to or arising under a Healthcare Law that has had or would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

(v) None of Seller (with respect to the Business), the Company or any Continuing Subsidiaries and any other Seller Party (with respect to the Business) has received any written notice that the FDA or any other Governmental Authority has (A) commenced, or threatened to initiate, any action to request the recall of any product, (B) commenced, or threatened to initiate, any action to enjoin reprocessing or distribution of any product, or (C) commenced, or threatened to initiate, any action to enjoin the reprocessing or distribution of any medical device produced at any facility where any product is reprocessed, tested, or held.

(vi) The Company and the Continuing Subsidiaries do not possess any registrations, clearances or approvals issued under the FD&C Act (“FD&C Permits”). No FD&C Permits are required for the Company or the Company Subsidiaries to conduct the Business as presently conducted. As of the date hereof, neither the Company’s, any of the Continuing Subsidiaries’ or any other Seller Party’s (with respect to the Business) facilities nor any of their records have been inspected by the FDA. The Company, the Continuing Subsidiaries and the Seller Parties (with respect to the Business) have neither conducted any clinical studies in the United States nor sponsored the conduct of any clinical research in the United States that is subject to FDA regulation (i) since being owned or controlled by Seller and its Affiliates, and (ii) to Seller’s Knowledge, prior to being owned or controlled by Seller and its Affiliates.

3.10 Privacy and Data Security.

(a) The receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Information of each of the Company, the Continuing Subsidiaries and any other Seller Party (with respect to the Business) has complied, and complies, with (i) all Material Contracts, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, and (iv) all Consents and authorizations that apply to such Person’s receipt, access, use and disclosure of Personal Information. Each of the Company and any Continuing Subsidiary has all necessary authority, Consents and authorizations to receive, access, use and disclose the Personal Information in each of the Company’s or any Continuing Subsidiary’s possession or under its control in connection with the operation of the Business. The Company and each Continuing Subsidiary has posted, in accordance with Information Privacy and Security Laws, privacy policies governing its use of Personal Information on its websites and mobile applications made available by each of the Company and any Continuing Subsidiary, and each of the Company, the Continuing Subsidiaries and any other Seller Party (with respect to the Business) has materially complied at all times with such privacy policies and all former published privacy policies.

(b) The Company and each Continuing Subsidiary has entered into a Business Associate agreement in each instance where such Person (as the case may be) (i) acts as a Business Associate or (ii) provides protected health information (as defined in 45 C.F.R. § 160.103) to a third party that such Person received from, or received, created, maintained or transmitted for or on behalf of, a Covered Entity or Business Associate, in each case as required by, and in conformity with, applicable Information Privacy and Security Laws and the applicable Material Contracts.

(c) Employees of the Company and each Continuing Subsidiary who have access to Personal Information have received documented training (in accordance with generally accepted industry standards) with respect to compliance with all applicable Information Privacy and Security Laws and, to the extent applicable, the PCI DSS.

(d) The Company and each Continuing Subsidiary has adopted policies and procedures that apply to the Business with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of such Persons, and those policies and procedures are commercially reasonable, and each such Person has taken commercially reasonable actions to protect the confidentiality, integrity and security of its Personal Information and its servers, systems, circuits, networks and other computer assets (as may be owned, leased, licensed or used) against any unauthorized use, access, interruption, modification or corruption and in conformance with Information Privacy and Security Laws.

(e) Since January 1, 2010, there has been no data security breach of any computer systems or networks, or any loss or unauthorized access, use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of Seller with respect to the Business, the Company or any Continuing Subsidiary, including any loss or unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals or Governmental Authorities is required under any applicable Information Privacy and Security Laws.

(f) The Company, each Continuing Subsidiary and any other Seller Party (with respect to the Business) has identified, documented, investigated, contained and eradicated each Security Incident (as defined in 45 C.F.R. § 164.304) related to Personal Information or other confidential data of each such Person or a customer of such Person transmitted, processed, maintained, stored or otherwise available on or through such Person’s network or information technology systems.

(g) The Company and each Continuing Subsidiary has materially complied with the HIPAA standards for de-identification set forth in 45 C.F.R. § 164.514(b) and for data aggregation as that term is defined in 45 C.F.R. § 164.501, in each case, as applicable.

(h) The Company and each Continuing Subsidiary has performed a security risk assessment that meets (i) the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)-(c), and (ii) PCI DSS (collectively, the “Security Risk Assessment”). Each of the Company and the Continuing Subsidiaries has addressed and fully remediated all threats and deficiencies identified in every Security Risk Assessment in accordance with applicable Laws, Governmental Orders and standards.

3.11 Tax Matters.

(a) The Company and each Continuing Subsidiary has filed (or Seller or an Affiliate of Seller has caused to be filed) on a timely basis all Tax Returns that were required to be filed by it and all such Tax Returns were correct and complete in all material respects. The Affiliated Group of which Seller is the common parent has filed all income Tax Returns that it was required to file, taking into account any extensions, for each taxable year during which any Corporate Continuing Subsidiary was a member of the Affiliated Group or any Purchased LLC Entity was owned, directly or indirectly by Seller, which Tax Returns were correct and complete in all material respects.

(b) The Company and each Continuing Subsidiary has paid all material Taxes (i) due and owing by such entity after the date on which it or its operations first joined the Affiliated Group of which Seller is the common parent and (ii) to Seller’s Knowledge, due and owing by such entity on or before such date (in the case of (i) and (ii), whether or not shown as due on Tax Returns that have been filed). The Affiliated Group of which Seller is the common parent has paid all material income Taxes due and owing by such Affiliated Group (whether or not shown as due on Tax Returns that have been filed).

(c) The Company and each Continuing Subsidiary has provided adequate accruals (without taking into account any reserve for deferred Taxes) in the Financial Statements for any Taxes that relate to a Separate Return of the Company or any Continuing Subsidiary that have not been paid but were owed or accrued as of the Most Recent Balance Sheet Date, whether or not shown as being due on any Tax Returns.

(d) No waiver by the Company or the Continuing Subsidiaries of any statute of limitations with respect to Taxes is still in effect.

(e) There are no Liens for Taxes upon any of the assets or properties of the Company, other than Permitted Liens.

(f) All material Taxes that the Company or any Continuing Subsidiary was required by Law to withhold in connection with any amount paid or owing by the Company or such Continuing Subsidiary, as applicable, to any employee, independent contractor, creditor, or other party have been duly withheld and, to the extent required, have been paid to the appropriate Taxing Authority.

(g) No examination or audit of any Tax Return filed by the Company or any Continuing Subsidiary by any Taxing Authority is currently in progress. Neither the Company nor any Continuing Subsidiary has received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to material Taxes or (ii) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company or the applicable Continuing Subsidiary, which claim in the case of each of (i) and (ii) has not been resolved.

(h) Neither the Company nor any Continuing Subsidiary has been notified in writing by a Taxing Authority in a jurisdiction where the Company or the applicable Continuing Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction, which claim has not been resolved.

(i) Neither the Company nor any Continuing Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) To Seller’s Knowledge, neither the Company nor any Continuing Subsidiary has executed or entered into with, or received from any Taxing Authority (i) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax Law that relates to the assets or operations of the Company or any Continuing Subsidiary or (ii) any private letter ruling or private letter ruling request.

(k) To Seller’s Knowledge, neither the Company nor any Continuing Subsidiary has participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(l) Neither the Company nor any Continuing Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (i) in a distribution of shares described in Section 355 of the Code in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise be reasonably expected to constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) including with respect to the transactions contemplated by this Agreement.

(m) None of the Corporate Continuing Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local or foreign Tax Law), or (ii) prepaid amount received on or prior to the Closing Date.

(n) Neither the Company nor any of the Continuing Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any written agreement with a Taxing Authority with regard to the Tax Liability of any other Person for any Pre-Closing Tax Period.

(o) None of the Corporate Continuing Subsidiaries has been a party to any transaction or other arrangement which is, or Tax items relating thereto are or will be, subject to adjustment under Section 482 of the Code (including any similar provisions of state, local, or foreign Tax Law).

(p) Each of the Purchased LLC Entities is a “disregarded entity” for federal income tax purposes within the meaning of Treasury Regulation Section 301.7701-3.

(q) None of the Corporate Continuing Subsidiaries is or has ever been a partner for Tax purposes with respect to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(r) Seller has filed a consolidated federal income Tax Return with the Corporate Continuing Subsidiaries for the taxable year immediately preceding the current taxable year.

(s) Section 3.11(s) of the Disclosure Schedule sets forth Seller’s reasonable estimate of (i) the amount, as of December 31, 2014, of the net operating losses of the Corporate Continuing Subsidiaries and the applicable limitations on Seller’s use of such losses under Section 382 of the Code and (ii) the tax basis, as of December 31, 2014, of any goodwill of the Corporate Continuing Subsidiaries. The net operating losses and tax basis of any goodwill of the Corporate Continuing Subsidiaries acquired by Buyer pursuant to this Agreement will not be materially less, as of December 31, 2014, than the amounts set forth in Section 3.11(s) of the Disclosure Schedule.

(t) Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) the representations and warranties in this Section 3.11 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing, and (ii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of any Continuing Subsidiary after the Closing, except with respect to Losses in respect of Taxes suffered, sustained or incurred by any Buyer Indemnified Person arising out of, resulting from or otherwise in respect of any breach or inaccuracy of any representation or warranty of the Company or any Continuing Subsidiaries contained in Section 3.11(m) and Section 3.11(s).

3.12 Absence of Certain Changes. Except for the Transfer or as otherwise disclosed in Section 3.12 of the Disclosure Schedule, since December 31, 2013, the Seller Parties have conducted the Business in the Ordinary Course of Business. As amplification and not in limitation of the foregoing, since such date, with respect to the Business, there has not been any: (a) event, occurrence or development which has had, or could reasonably be expected to have a Material Adverse Effect; (b) failure to perform all material obligations, including payment of any Liabilities or Indebtedness of the Company and the Continuing Subsidiaries as due; (c) damage to or destruction or loss of any material asset (whether or not covered by insurance); or (d) sale, lease or other disposition of any material asset, or the imposition of a Lien, except for any Liens held by the Seller Creditors which shall be released as of Closing or any Permitted Liens on any material asset. In addition, except for the Transfer or as otherwise disclosed in Section 3.12 of the Disclosure Schedule, there has not been any action taken that would have been prohibited without Consent of Buyer by Section 5.2(a) of this Agreement had such Section 5.2(a) been in effect since the Most Recent Balance Sheet Date.

3.13 Real and Personal Properties.

(a) The Company and the Continuing Subsidiaries do not own any real property or any interest therein. Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Real Property Leases, including as applicable: the name and address of the landlord, the address of the leased premises, the commencement and termination date of each Real Property Lease, whether the Real Property Lease will require the Consent of a landlord or other Person in connection with the transactions contemplated by this Agreement, and each Contract relating to the use and/or occupancy of such real property (such as subleases, guarantees, estoppels, subordinations, non-disturbance and attornment agreements and the like, and including all amendments thereto), true, correct and complete copies of which have been made available to Buyer. The Company and the Continuing Subsidiaries have valid leasehold estates in the Real Property Leases, in each case free and clear of all Liens, except for any Liens held by the Seller Creditors and which shall be released as of Closing or any Permitted Liens. The Real Property Leases constitute all of the real property utilized by the Business and all real property to which the Company and the Continuing Subsidiaries have interests, and each Real Property Lease is in full force and effect and constitutes the legal, valid and binding obligation of the Company or a Continuing Subsidiary. Neither the Company nor any Continuing Subsidiary has leased, licensed or sublet, as lessor, sublessor, licensor or the like, any real property under any of the Real Property Leases, and no Persons other than the Company and the Continuing Subsidiaries are in possession or have any rights to occupy any real property under any of the Real Property Leases. There is no default under any Real Property Lease either by the Company or any of the Continuing Subsidiaries or, to Seller’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice (or both), would constitute a default by the Company or the Continuing Subsidiaries. None of the Real Property Leases have any outstanding amounts due except for monthly base rent and the Company or a Continuing Subsidiary’s share of operating expenses and Taxes, to the extent applicable under the Real Property Leases. All of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible assets used in the Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business, and the Seller Parties have not received written notice from any Governmental Authority of any violation of any law, ordinance, regulation, license, permit or authorization with respect to real property subject to any Real Property Lease that has not been corrected heretofore.

(b) There does not exist any pending or threatened condemnation or eminent domain proceedings, Actions or administrative actions that affect the Real Property Leases, and no Seller Party has received any notice of the intention of any Governmental Authority or other Person to take or use any real property under any of the Real Property Leases.

(c) The Company and the Continuing Subsidiaries have good, valid and marketable title to, a valid leasehold interest in, or a valid license to use, (i) all of its properties and assets (whether real, personal, or mixed and whether tangible or intangible) and (ii) to all personal properties or assets that are material to the Business, as reflected in the Company Balance Sheet, and to all material personal properties or assets acquired after the date thereof, in each case free and clear of all Liens except with respect to certain security interests held by the Seller Creditors, which security interests will be released as of the Closing and Permitted Liens. Such material personal properties are in good operating condition, reasonable wear and tear excepted.

(d) Except as set forth on Section 3.13(d)(i) of the Disclosure Schedule, the assets, services, properties, goodwill, Intellectual Property, data and rights of the Company and the Continuing Subsidiaries constitute all assets, services, properties, goodwill, Intellectual Property, data and rights that are primarily used or held for use by the Seller Parties in connection with the Business. Except as provided in the Transitional License Agreement and Transitional Services Agreement, Section 3.13(d)(ii) of the Disclosure Schedule sets forth all material assets, services, properties, goodwill, Intellectual Property, data and rights of any Affiliates of Seller (other than the Company and the Continuing Subsidiaries) that are used or held for use by the Seller Parties in connection with the Business, but are not primarily used or held for use in the Business. Except as set forth on Section 3.13(d)(iii) of the Disclosure Schedule , the assets, services, properties, goodwill, Intellectual Property, data and rights provided to the Company and the Continuing Subsidiaries pursuant to the Transitional License Agreement and Transitional Services Agreement and the assets, services, properties, goodwill, Intellectual Property, data and rights of the Company and the Continuing Subsidiaries, collectively, constitute all assets, services, properties, goodwill, Intellectual Property, data and rights used in or that are necessary and sufficient to operate the Business following the Closing in the same manner as the Business is currently operated. Except as set forth in Section 3.13(d)(iv) of the Disclosure Schedule, the Transitional License Agreement and the Transitional Services Agreement, no asset or property used in, or held for use in, the Business is leased from or owned, directly or indirectly, by Seller or any of its Affiliates (other than the Company and the Continuing Subsidiaries).

3.14 Material Contracts.

(a) Section 3.14(a) of the Disclosure Schedule sets forth, by applicable subsection, a true, correct and complete list of each of the following Contracts to which the Company or any Continuing Subsidiary is a party or by which the Company or any Continuing Subsidiary or any of their properties or assets are bound or that otherwise relate to the Business (collectively, “Material Contracts”), true, correct and complete copies (including all amendments or modifications thereto) of which have been made available to Buyer: (i) each Contract that involved, delivery of goods, services, materials, Intellectual Property or other assets by the Company or any Continuing Subsidiary of an amount or value in excess of $450,000 in the twelve-month period ended on July 31, 2014; (ii) each Contract that involved delivery of goods, services, materials, Intellectual Property or other assets to the Company or any Continuing Subsidiary of an amount or value in excess of $450,000 in the twelve-month period ended on July 31, 2014; (iii) each Contract that was not entered into in the Ordinary Course of Business, and that involved expenditures or receipts of the Company or any Continuing Subsidiary in excess of $450,000 in the twelve-month period ended on July 31, 2014; (iv) each Contract that contains covenants binding upon the Company or any of the Continuing Subsidiaries that materially restrict the ability of the Company or such Continuing Subsidiaries (or which, following the Closing, could materially restrict the ability of Buyer, the Company or any Continuing Subsidiary) to compete in any business or with any Person in any geographic area or to solicit business or customers of any other Person or that grants to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets which are material to the Business, the Company or any Continuing Subsidiary; (v) each Contract that is with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture, limited liability company or other similar agreement or arrangement that is material to the Business; (vi) each Contract relating to Indebtedness of the Company or any Continuing Subsidiary, whether such balance is outstanding or as may be incurred in the future, including any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the Membership Interests or the assets or properties of the Company or any Continuing Subsidiary, other than any such Contract between or among any of the Company and any of the Continuing Subsidiaries; (vii) each Contract relating to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person with any continuing obligations; (viii) each Contract that is with respect to any acquisition or divestiture of material assets (other than the Transfer or purchases or sales of products or services made in the Ordinary Course of Business) pursuant to which the Company or any Continuing Subsidiary has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $350,000; (ix) each Contract that is material to the Business that contains any exclusivity provision that is binding on the Company or any Continuing Subsidiary; (x) each Contract that contains any “most favored nation” or similar terms and conditions with respect to pricing that is binding on the Company or any Continuing Subsidiary; (xi) each Contract for the employment or retainer of any officer, employee or any other individual that serves as a consultant or independent contractor (but excluding employees of any third party that provides products or services to the Company or any Continuing Subsidiary) that cannot be terminated by the Company or any Continuing Subsidiary “at will” and provides for payments in excess of $200,000 per year; (xii) any employment, retention, change in control, transaction bonus, personal services, consulting, severance, golden parachute or similar Contract with or for the benefit of officers, directors, employees, or other individuals that serve as consultants or agents (but excluding employees of any third party that provides products or services to the Company or any Continuing Subsidiary), but excluding (A) termination agreements pursuant to which there are no continuing payment or indemnification obligations by the Company or a Continuing Subsidiary, and (B) Contracts which do not involve, in each case, an annual payment by the Company or a Continuing Subsidiary in excess of $100,000; (xiii) each Contract with any Governmental Authority, including any power of attorney granted by the Company or any Continuing Subsidiary to any Governmental Authority or other Person, each Contract with a state Medicaid program to enroll as a provider and any Contract under which the Company or any Continuing Subsidiary, to Seller’s Knowledge, undertakes obligations directly to any Governmental Authority; (xiv) each settlement agreement, other than releases entered into with former employees or current or former independent contractors in the Ordinary Course of Business, under which the Company, a Continuing Subsidiary or any counterparty thereto has no continuing obligations, Liabilities or rights other than releases, confidentiality and non-disparagement obligations; and (xv) each Contract that relates to any “related party” transaction or series of transactions of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, if such Item 404 were applicable to the Company and the Continuing Subsidiaries. Each Contract that addresses the provisions for Business Associate Contracts required by 45 C.F.R. § 164.504(e) or 164.314(a), as amended, (a “BAA Contract”) is a valid, enforceable and binding agreement of the Company or the Continuing Subsidiary that is party thereto and, to Seller’s Knowledge, against each other party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and is in full force and effect in accordance with its terms. Neither the Company, any Continuing Subsidiary nor, to Seller’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any BAA Contract, and no event has occurred that with notice or passage of time or both would constitute a material breach or material default of a BAA Contract by the Company or any Continuing Subsidiary (as applicable). Neither the Company nor any Continuing Subsidiary has received from any counterparty to any BAA Contract, in connection with such BAA Contract, any claim for damages or indemnification with respect to the BAA Contract. Seller need not set forth on Section 3.14(a) of the Disclosure Schedule any BAA Contract (unless such BAA Contract is otherwise a Material Contract as defined herein). There is no Contract to which the Company or any Continuing Subsidiary is a party which restricts the ability of the Company or any Continuing Subsidiary to solicit the employees of any other Person that would apply to the owner of the Company or its Affiliates (other than the Company and the Continuing Subsidiaries) immediately following the Closing.

(b) Each Material Contract is a valid, enforceable and binding agreement of the Company or the Continuing Subsidiary that is party thereto and, to Seller’s Knowledge, against each other party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and is in full force and effect in accordance with its terms. Neither the Company, any Continuing Subsidiary nor, to Seller’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and no event has occurred that with notice or passage of time or both would constitute a material breach or material default of a Material Contract by the Company or any Continuing Subsidiary (as applicable). Except as set forth in Section 3.14(b)(i) of the Disclosure Schedule or with respect to Consents that are not obtained prior to Closing, the consummation of the transactions contemplated by this Agreement do not and will not give rise to any such material default or material breach of a Material Contract. Except as set forth in Section 3.14(b)(ii) of the Disclosure Schedule, neither the Company nor any Continuing Subsidiary has received from any counterparty to any Material Contract, in connection with such Material Contract (A) any written notice that any such party intends to terminate any Material Contract or (B) any claim for damages or indemnification with respect to the products or performance of services pursuant to any Material Contract. Neither the Company nor any Continuing Subsidiary and, to Seller’s Knowledge, no other party thereto, presently expects or intends not to fully perform any material obligation pursuant to any Material Contract. Except as set forth in Section 3.14(b)(iii) of the Disclosure Schedule, each Material Contract relating to the Business that was held by a Seller Party (other than the Company or a Continuing Subsidiary) shall have been validly assigned or transferred to the Company or a Continuing Subsidiary, and no limitations or restrictions of any kind exist on the rights of the Company or the Continuing Subsidiaries as a result of such assignment or transfer (other than releases or settlement agreements which both the Company or a Continuing Subsidiary, on the one hand, and another Seller Party, on the other hand, are party and for which no assignment is needed to permit the Company or a Continuing Subsidiary to enjoy the benefits of the Seller Parties contained therein).

3.15 Related Party Transactions. Other than (i) the Transitional Services Agreement, this Agreement and all other agreements executed in connection herewith, (ii) as set forth in Section 3.15 of the Disclosure Schedule, (iii) pursuant to any Company Employee Plan maintained by a Seller Party other than the Company or any Continuing Subsidiary, or (iv) pursuant to any Company Employee Plan maintained by the Company and the Continuing Subsidiaries (but only with respect to any director, manager, executive officer or employee of the Company and the Continuing Subsidiaries), no direct or indirect stockholder, member, director, manager, executive officer or employee of any Seller Party, nor any Affiliate of any such direct or indirect stockholder, member, director, manager, executive officer or employee, has any interest in the Business or any property or assets owned by the Company or any Continuing Subsidiary, or has since December 31, 2013 engaged in any transaction with or is currently directly or indirectly a party to any Contract with the Company or any Continuing Subsidiary.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all patents and patent applications, registered trademarks, service marks, and trade names, registered domain names, registered copyrights and all other registrations of or applications to register Intellectual Property owned by or registered in the name of the Company, a Continuing Subsidiary or any of their respective predecessor entities to which the Company or a Continuing Subsidiary is a successor in interest (the “Registered Company Intellectual Property”). For each such item of Intellectual Property, (i) Section 3.16(a) of the Disclosure Schedule lists (A) the jurisdictions where issued, registered, legally sanctioned, filed or the equivalent, and (B) applicable applications or registration numbers; and (ii) except as set forth in Section 3.16(a) of the Disclosure Schedule, such item is subsisting, and has not expired, been cancelled or abandoned. The Company and the Continuing Subsidiaries exclusively own all Registered Company Intellectual Property.

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, the Company and the Continuing Subsidiaries exclusively own (free and clear of all Liens and exclusive licenses, except for any Liens held by the Seller Creditors and which shall be released as of Closing or any Permitted Liens) or otherwise have sufficient rights to use all Intellectual Property (including without limitations, all patents, copyrights, trade secrets, trademarks, tradenames) used in or that is necessary to operate the Business in the manner as currently conducted (other than Intellectual Property (as such term is defined in the Transitional License Agreement) made available pursuant to the Transitional License Agreement), whether owned by the Company or any Continuing Subsidiary, subject to a license, or otherwise, in each case (collectively, the “Company Intellectual Property”). Except as set forth in Section 3.16(b) of the Disclosure Schedule, there are no material royalties, fees, honoraria or other payments payable to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Company Intellectual Property (in each case, to the extent the foregoing has been done in the operation of the Business by the Company or any Continuing Subsidiaries), other than salaries and sales commissions paid to employees and sales agents, customary license and other customary fees charged by third party licensors pursuant to a Company IP Agreement (as defined in Section 3.16(h) below) or license agreement for commercially available “off-the-shelf” software, whether or not modified, in each case, in the Ordinary Course of Business, and fees or expenses associated with ownership and prosecution of registered Intellectual Property and applications therefor. The Company Intellectual Property constitutes all Intellectual Property used in the Business as currently conducted.

(c) Each of the Company and the Continuing Subsidiaries has taken measures and efforts at least consistent with industry-standard practice to protect and maintain the confidentiality of any material know-how, trade secrets, Confidential Information or proprietary information owned or held by such Persons.

(d) Except as set forth in Section 3.16(d) of the Disclosure Schedule: (i) neither the conduct of the Business as currently conducted, nor any product or service marketed or sold by the Company or any Continuing Subsidiary has violated, violates or, to Seller’s Knowledge, will violate any license or has infringed, infringes or, to Seller’s Knowledge, will infringe any Intellectual Property rights of any other party (including upon or as a result of the consummation of the transactions contemplated by this

Agreement); (ii) neither the Company nor any Continuing Subsidiary has received any written or, to Seller’s Knowledge, oral communications (A) alleging that such Persons have violated or infringed or, by conducting the Business, would violate or infringe any Intellectual Property of any other Person, or (B) contesting or seeking to deny or restrict or otherwise concerning the validity, use, ownership, registerability or enforceability of any Company Intellectual Property (excluding office actions from a Governmental Authority); and (iii) to Seller’s Knowledge, no valid basis exists for any claim described in the prior sentence.

(e) To Seller’s Knowledge, no Person is infringing or misappropriating or has infringed or misappropriated any Company Intellectual Property owned by the Company or any Continuing Subsidiary (“Company-Owned Intellectual Property”), and no such claims have been made in writing by the Company or any Continuing Subsidiary. No Company-Owned Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing thereof by the Company or any Continuing Subsidiary.

(f) Except as disclosed in Section 3.16(f) of the Disclosure Schedule, all current and former officers, directors, employees and consultants of the Company or any Continuing Subsidiary who were at any time involved in the design or development of Company-Owned Intellectual Property for or on behalf of such Persons, or who were in possession of any trade secret or material confidential know-how of such Persons, have executed and delivered to such Persons, as applicable, an agreement assigning to such Persons their entire right, title and interest in and to such Intellectual Property (except to the extent not assignable under applicable Law) and protecting the confidentiality of such trade secrets or confidential know-how. To Seller’s Knowledge, no current or former officer, director, employee or consultant of the Company or any Continuing Subsidiary owns any rights in or to any Intellectual Property created in the scope of such Person’s work for the Company or any Continuing Subsidiary.

(g) Except as set forth on Section 3.16(g) of the Disclosure Schedule, with respect to the software owned by the Company or any Continuing Subsidiary and used or proposed to be used in the Business (“Company-Owned Software”) such software was (A) developed by employees of the Company or any Continuing Subsidiary or any of their respective predecessor entities to which the Company or a Continuing Subsidiary is a successor in interest within the scope of their employment, or (B) developed by contractors who have assigned their entire right, title and interest in and to such software (except to the extent not assignable under applicable Law) to the Company or a Continuing Subsidiary or any of their respective predecessor entities to which the Company or a Continuing Subsidiary is a successor in interest pursuant to written agreements.

(h) Section 3.16(h) of the Disclosure Schedule identifies each item of third-party Intellectual Property licensed to the Company or any Continuing Subsidiary or any of their respective predecessor entities to which the Company or a Continuing Subsidiary is a successor in interest, other than commercially available “off-the-shelf” software (whether or not modified for use by such Person, or not involving an annual payment by Company or a Continuing Subsidiary in excess of $100,000), and lists all agreements involving an annual payment by Company or a Continuing Subsidiary in excess of $100,000 granting rights to use such Intellectual Property (the “Company IP Agreements”). The Company and the Continuing Subsidiaries have made available to Buyer correct and complete copies of the Company IP Agreements (as amended to date).

(i) Section 3.16(i) of the Disclosure Schedule lists all agreements pursuant to which the Company or any Continuing Subsidiary has granted any license or option to any third party with respect to any material Company Intellectual Property, except agreements in which the sole license granted is for end-user access to a portal. Each agreement listed on Section 3.16(i) of the Disclosure Schedule along with the Company IP Agreements shall be deemed a “Material Contract” for purposes of this Agreement.

(j) Each item of Company Intellectual Property will be owned or available for use, as applicable, by the Company and the Continuing Subsidiaries, on identical terms or without loss or impairment of material rights following the consummation of the transactions contemplated hereby as such items were owned or available for use by the Company and the Continuing Subsidiaries prior to the consummation of the transactions contemplated hereby, and neither the execution, delivery and performance by Seller, the Company and the Continuing Subsidiaries nor the consummation of any transactions contemplated hereby shall result in the loss or impairment of, or give rise to any right of a third party to terminate, any material rights of the Company or any Continuing Subsidiary in any such Company Intellectual Property.

(k) All material computer software and systems, information technology equipment, and associated documentation that are used by the Company or the Continuing Subsidiaries in the operation of the Business (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications. The IT Assets have not materially malfunctioned or failed since December 31, 2010, and do not contain any viruses, bugs, vulnerabilities, faults or other devices or effects that could (i) enable or assist any Person to access without authorization the IT Assets or any information in the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in their documentation. To Seller’s Knowledge, no Person has gained unauthorized access to any IT Assets. The Company and the Continuing Subsidiaries (directly or via third party providers) have implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities with respect to the IT Assets, consistent with industry practices.

(l) Except as specifically described in Section 3.16(l) of the Disclosure Schedule, the Company and the Continuing Subsidiaries have not used any “open source software” or software distributed under a similar license or distribution model (“Open Source Software”) in any manner that imposes or could reasonably impose any material limitation, restriction or condition on the right of such Persons to use or distribute any of their products or services or that requires or could reasonably require the distribution of any material Company-Owned Intellectual Property. With respect to any Open Source Software that has been incorporated into or distributed with any products or services of the Company or any Continuing Subsidiary, such Person has been and is in compliance in all respects with all applicable Open Source Software licenses with respect thereto.

(m) Except as specifically described in Section 3.16(m) of the Disclosure Schedule, no source code of Company-Owned Software has been licensed or otherwise provided to any third party. Except as referenced above, no Person has any right, actual or contingent, to access or use any source code of Company-Owned Software and neither this Agreement nor the transactions contemplated hereby will require the disclosure or release of such source code by the Company, any Continuing Subsidiary, or their respective escrow agents (if any). The Company or a Continuing Subsidiary is in possession of the source code for each current version of Company-Owned Software. All such source code is maintained in a source code management system with at least industry standard management, tracking and security measures and safeguards.

(n) Except as disclosed in Section 3.16(n) of the Disclosure Schedule, no material Company-Owned Intellectual Property was either conceived or first reduced to practice by or on behalf of the Company or any Continuing Subsidiary in performance of a contract with any Governmental Authority. No material Company-Owned Intellectual Property was developed either exclusively or partially with funds from a Governmental Authority. The U.S. Government has acquired no more than “limited rights” or “restricted rights” as defined in FAR Parts 27 and 52 and/or DFARS Parts 227 and 252 in any Company Intellectual Property that was a deliverable under a contract with a Governmental Authority containing a data rights provision.

3.17 Labor and Employment Matters.

(a) Seller has provided to Buyer a complete and accurate list of the names, locations, job titles, hire dates, employment status, exempt classification, current annual base salary rates, per diem rates or hourly rates (as applicable), current target incentive compensation payments (as applicable), and the amounts of accrued and unused paid leave time of all employees of the Company and the Continuing Subsidiaries as of the date of this Agreement (or as of a day within the period of the five days prior to the date of this Agreement).

(b) The Company and the Continuing Subsidiaries are not party to any collective bargaining or other labor Contracts and there is presently not pending, existing, threatened in writing or, to Seller’s Knowledge, threatened orally, any strike, slowdown, picketing, work stoppage or other employee grievance process (including any unfair labor practice complaint), or any application for certification of a collective bargaining agreement.

(c) As of the date of this Agreement, there are no unfair labor practice complaints pending or threatened in writing against the Company, any Continuing Subsidiary or any other Seller Party (with respect to the Business).

(d) Neither the Company, any Continuing Subsidiary nor any other Seller Party has made an offer of employment that cannot be terminated by the Company or any Continuing Subsidiary “at will” and that provides for payments in excess of $150,000 per year to any Person with respect to the Business that has yet to be accepted or rejected.

(e) Neither the Company nor any Continuing Subsidiary has conducted a “mass layoff,” “relocation,” “plant closing,” or “termination” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any state or local Law analogs or statutes of similar effect which require advance notice of group personnel or employment actions within the five (5) year period prior to the date hereof.

(f) To Seller’s Knowledge, no employee or independent contractor of the Company or any Continuing Subsidiary is in violation of any material term of any employment Contract, confidentiality, non-competition, non-solicitation, or other proprietary rights agreement or any other Contract relating to the right of such Person to be employed by, or provide services to, the Company or any Continuing Subsidiary.

(g) Neither the Company nor any Continuing Subsidiary employs, or in the past six (6) years has employed, Persons outside of the United States.

(h) There are no pending worker’s compensation Liabilities or pending Actions that individually would reasonably be expected to result in Liability in excess of Ten Thousand Dollars ($10,000) or collectively in excess of Fifty Thousand Dollars ($50,000).

(i) Except as set forth on Section 3.17(i) of the Disclosure Schedule, there is no Action pending or threatened in writing in any forum relating to an alleged violation or breach of any Labor and Employment Laws or Contract.

(j) Section 3.17(j) of the Disclosure Schedule lists each individual (but excluding employees of any third party that provides products or services to the Company or any Continuing Subsidiary) who is currently performing or since January 1, 2014 has performed services for the Company, any Continuing Subsidiary or any other Seller Party (with respect to the Business), including but not limited to any independent contractor, consultant or leased employee, other than: (i) an employee set forth on the list provided pursuant to Section 3.17(a) or (ii) an individual whose contract can be cancelled by the Company, any Continuing Subsidiary or any other Seller Party with thirty (30) days’ notice or less without penalty.

3.18 Employment Agreements and Employee Benefit Plans.

(a) Section 3.18(a) of the Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), as well as each, employment, consultancy, non-compete, retention, severance, change of control, transaction bonus or similar agreement, Contract, plan, arrangement or policy and each other Contract, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock-related rights or other forms of incentive or deferred compensation, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits and any summary plan descriptions) which covers any current employee or former employee, director or consultant of the Company or the Continuing Subsidiaries or any of their respective dependents or, with respect to which the Company or the Continuing Subsidiaries have any Liability, whether current or contingent (individually, a “Company Employee Plan” and collectively, the “Company Employee Plans”). Additionally, Section 3.18(a) of the Disclosure Schedule identifies the entity that sponsors or provides each Company Employee Plan.

(b) A copy of each of the following with respect to each Company Employee Plan has been made available to Buyer: (i) the plan document for each Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or a description of each Company Employee Plan that is unwritten, (ii) the three (3) most recent annual reports (Form 5500 including, where applicable, all schedules and actuarial and accountants’ reports) prepared in connection with any such plan or trust, and (iii) the most recent IRS determination or opinion letter.

(c) Neither the Company, nor any Continuing Subsidiary, nor any of their respective ERISA Affiliates contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability) under or with respect, to an employee pension benefit plan as defined in Section 3(2) of ERISA that is, or has been, subject to Title IV of ERISA or Section 412 of the Code.

(d) Neither the Company, nor any Continuing Subsidiary, nor any of their respective ERISA Affiliates contributes to, has any obligation to contribute to, or has any liability under or with respect to a multiemployer plan, as defined in Section 3(37) of ERISA, or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA or a multiple employer plan as defined in Section 413(c) of the Code. No Company Employee Plan is subject to the Laws of any jurisdiction outside of the United States.

(e) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the IRS, no such determination letter has been revoked and revocation has not been threatened in writing, and there is no reason why any such determination letter should be revoked. Each Company Employee Plan has been maintained in compliance with its terms and in all material respects with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan.

(f) Neither the Company nor any Continuing Subsidiary has any current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits or other retiree benefits for any Person or any retired, former or current employees of the Company, any Continuing Subsidiary or any of their dependents, except as required by applicable Law or under Section 4980B of the Code. None of the Company, any of its Continuing Subsidiaries, or any Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable Law.

(g) All contributions and payments due under each Company Employee Plan, determined in accordance with U.S. GAAP, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent accrued as a Liability in the Ordinary Course of Business. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or the Continuing Subsidiaries relating to, or change in employee participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to each Company Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by U.S. GAAP on the Financial Statements.

(h) Except as set forth in Section 3.18(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any Continuing Subsidiary. There is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Continuing Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

(i) No “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that are not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(j) Each Company Employee Plan or other Contract, plan, program, agreement or arrangement to which the Company or a Continuing Subsidiary is a party that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has (i) been maintained and operated in all material respects since January 1, 2005, in good faith compliance with Section 409A of the Code and all applicable Treasury Regulations promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code (whether imposed on the Company or any grantee), and (ii) since January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(k) No Company Employee Plan is under audit or is the subject of an audit or other administrative proceeding by any Governmental Authority, nor to Seller’s Knowledge is any such audit or other administrative proceeding threatened, nor to Seller’s Knowledge is any investigation by any Governmental Authority pending or threatened. There are no pending Actions arising from or relating to the Company Employee Plans (other than routine benefit claims), nor are there any facts that could reasonably be expected to form the basis for any such Action.

3.19 Environmental Matters.

(a) Except as would not reasonably be expected to result in a material Liability to the Company, the Continuing Subsidiaries or the Seller Parties (with respect to the Business), or as otherwise set forth in Section 3.19(a) of the Disclosure Schedule, the Company, the Continuing Subsidiaries, and each other Seller Party (with respect to the Business) have at all times complied with all applicable Environmental Laws.

(b) Except as set forth in Section 3.19(b) of the Disclosure Schedule, there are no Actions pending or, to Seller’s Knowledge, threatened in writing against Seller (with respect to the Business), the Company or the Continuing Subsidiaries which allege a violation of, or Liability under, any Environmental Laws or with respect to Hazardous Materials.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, no written notice, notification, demand, governmental request for information, citation, summons or order has been received by Seller (with respect to the Business), the Company or the Continuing Subsidiaries relating to: (i) any Release, threatened Release of, or exposure to any Hazardous Materials at any location, or (ii) any violation of, or Liability under, any Environmental Laws or with respect to Hazardous Materials, except, with respect to each of the foregoing clauses (i) and (ii), to the extent that such notice, demand, request, information, citation, summons or order, to the extent such matter has been fully resolved with the appropriate Governmental Authority or Person with no further Liability to the Company, or the Continuing Subsidiaries.

(d) Except as set forth in Section 3.19(d) of the Disclosure Schedule, to Seller’s Knowledge, there are no underground or aboveground storage tanks or associated piping, generators, dumps or landfills, polychlorinated biphenyls, toxic mold, lead-based paint, or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company, the Continuing Subsidiaries or Seller (with respect to the Business), nor, to Seller’s Knowledge, were there any underground or aboveground storage tanks on, at or under any such property in the past.

(e) The Company, the Continuing Subsidiaries, or any other Seller Party (with respect to the Business) have not, and, to Seller’s Knowledge, other Persons, have not stored, generated, Released, or disposed of Hazardous Materials at, on, under, about or from property owned or leased by the Company, Continuing Subsidiaries, or any other Seller Party (with respect to the Business) under circumstances that have resulted in or are reasonably likely to result in a material Liability to the Company, the Continuing Subsidiaries or the Seller Parties (with respect to the Business) under Environmental Laws.

(f) Seller, the Company, and the Continuing Subsidiaries have provided to Buyer copies of all environmental assessments, reports, audits and other material documents in their possession or under their control that relate to Seller’s (with respect to the Business), the Company’s, or any Continuing Subsidiary’s compliance with Environmental Laws or the environmental condition of any property that Seller (with respect to the Business), the Company, or the Continuing Subsidiaries currently or formerly have owned, operated, or leased.

3.20 Insurance. Section 3.20 of the Disclosure Schedule sets forth a true, correct and complete list and description of the policies of insurance in effect on the date hereof as maintained by or on behalf of the Company, the Continuing Subsidiaries and their respective directors, officer and managers. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and deductible amounts. With respect to such insurance policies, (a) the policies are valid and subsisting in full force and effect and enforceable in accordance with their terms, no written notice of pending or threatened cancellation or termination, coverage limitation or deduction, substantial premium or deductible increase has been received, and to Seller’s Knowledge, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, (b) there is no claim by any Seller Party (with respect to the Business) pending under any such policies which has been denied or disputed by the insurer other than denials and disputes in the Ordinary Course of Business and (c) all premiums due thereon have been timely paid in full. Neither the Company nor any Continuing Subsidiary has failed to give any notice of any claim under any such policy in a due and timely fashion. All such policies are in amounts and have coverages that are reasonable and customary for Persons engaged in a business similar to the Business.

3.21 Customers. Section 3.21 of the Disclosure Schedule contains a true and complete list of the twenty (20) largest customers of the Business (on a consolidated basis) based on revenues during each of the twelve (12) months ended as of December 31, 2013 and the seven (7) months ended as of July 31, 2014 (each such customer, a “Major Customer”). Since December 31, 2013, (a) the Seller Parties have received no written notice or, to Seller’s Knowledge, no oral notice that any Major Customer currently intends to cancel or terminate its agreement with the Company or any Continuing Subsidiary, and (b) the Seller Parties have received no written notice or, to Seller’s Knowledge, no oral notice that any Major Customer currently intends to reduce its purchases of goods or services from the Company or any Continuing Subsidiary.

3.22 Brokers, Finders. Other than Covington Associates LLC (whose fees and expenses shall be paid by Seller), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller Party.

3.23 No Other Representations and Warranties. Except as expressly set forth in this Article III or in Section 5.11(b) or Article VI, Seller and the Company make no other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following statements in this Article IV are true, correct and complete:

4.1 Organization and Standing. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Minnesota, and has all requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.2 Authorization. Buyer has the necessary power and authority to enter into this Agreement and the Transitional Services Agreement, to perform its obligations hereunder or thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement or any other agreement entered into in connection herewith by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and each other agreement entered into in connection herewith has been duly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflicts. None of the execution and delivery by Buyer of this Agreement or the Transitional Services Agreement, the performance by Buyer of its obligations hereunder or thereunder, or the consummation by Buyer of the transactions contemplated hereby or thereby will: (a) except for filings, permits, authorizations, Consents and approvals as may be required under, and other applicable requirements of the HSR Act, require any Consents of any Governmental Authority; (b) conflict with or violate any Law or Governmental Order to which Buyer or its assets is subject or bound; or (c) conflict with, violate, result in a breach of or constitute a default under any provision of the Organizational Documents of Buyer.

4.4 Brokers, Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.

4.5 Sufficiency of Funds. At the Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Buyer has provided Seller with its unaudited consolidated balance sheet as of December 31, 2013 and unaudited consolidated statement of operations for the fiscal year then ended (collectively the “Buyer Financial Statements”). The Buyer Financial Statements are true and correct in all material respects and Buyer has not suffered any material adverse change in its financial condition, total assets or shareholder’s equity since December 31, 2013.

ARTICLE V

COVENANTS, AGREEMENTS AND CERTAIN REPRESENTATIONS

5.1 HSR/Antitrust Filings; Reasonable Best Efforts.

(a) HSR/Antitrust Filings.

(i) Each of Buyer, Seller and the Company shall use reasonable best efforts to prepare and file (or cause to be filed), as soon as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, (A) with the FTC and the Department of Justice the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (B) any other notification forms required by the other Antitrust Laws and related regulations of any applicable jurisdiction (the “Antitrust Filings”), and, subject to Section 5.1(a)(ii) and (iii) shall use reasonable best efforts to promptly provide any supplemental information requested by the Antitrust Division, the FTC or other applicable Governmental Authorities in connection therewith. Each of Buyer, Seller and the Company will use reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Authority pursuant to this Section 5.1(a)(i) to comply in all material respects with all applicable Laws, and each of Seller, the Company and Buyer shall (and shall cause each of their respective Affiliates to) promptly supply the other parties hereto with any information which may be reasonably required or requested by such other party to effectuate any filings, applications or other actions pursuant to this Section 5.1(a)(i), subject to the confidentiality obligations set forth in Section 5.7. Seller, the Company and Buyer shall promptly notify the other parties hereto of the status of any communications or correspondence with, and any inquiries or requests for additional information from, the FTC, the Department of Justice and any other applicable Governmental Authority in connection with such filings, and, subject to applicable Law, permit the other parties hereto to review in advance any proposed written communications to the FTC, the Department of Justice or any other applicable Governmental Authority. Concurrently with the filing of the Antitrust Filings, or as soon thereafter as practicable, Buyer and Seller shall each request early termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act.

(ii) Each of Buyer, Seller and the Company shall use its reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the Merger under the Antitrust Laws impeding the ability to consummate the Merger (the “Antitrust Approvals”) by the Optional Termination Date (as defined below and as it may be extended hereunder). In furtherance of the foregoing, Buyer shall agree to, propose to, and negotiate in good faith with the relevant Governmental Authority to sell, license, divest or hold separate services or assets of the Company and the Continuing Subsidiaries with an aggregate FMV (as defined below) not to exceed $60 million to achieve the Antitrust Approvals by the

Optional Termination Date. For purposes of this Section 5.1(a)(ii), “FMV” shall mean the fair market value of the relevant services or assets of the Company and the Continuing Subsidiaries, taking into account the Purchase Price, as determined by a major internationally-renowned valuation firm that is mutually selected by Buyer and Seller; provided, that if Buyer and Seller are unable to agree upon such a valuation firm, then Buyer and Seller shall each appoint a major internationally-renowned valuation firm and the two appointed valuation firms shall agree upon and appoint a third major internationally-renowned valuation firm, which third valuation firm shall determine the FMV in accordance with this sentence.

(iii) Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or any of its Affiliates be required to, nor shall any of the Company, the Continuing Subsidiaries, or any Seller Party with assets related to the Business, without the prior written Consent of Buyer, (A) pay any sums or, subject only to Section 5.1(a)(ii), concede anything of value, (B) subject only to Section 5.1(a)(ii), sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company, the Continuing Subsidiaries or Buyer or Buyer’s Affiliates, or otherwise take or commit to take any action that could reasonably limit Buyer’s, its Affiliates’, the Company’s or the Company Subsidiaries’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (C) subject only to Section 5.1(a)(ii), terminate, modify or extend any existing relationships and contractual rights and obligations of the Business or Buyer or its Affiliates, (D) establish or create any relationships and contractual rights and obligations of the Business or Buyer or its Affiliates, other than a contract to effect a transaction pursuant to Section 5.1(a)(ii), (E) subject only to Section 5.1(a)(ii) terminate any relevant venture or other arrangement, (F) except for the Transfer, effectuate any change or restructuring of the Business or Buyer or its Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC, Department of Justice or other Governmental Authority) or (G) litigate (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement as violative of any Law. In addition, Buyer and its Affiliates shall be permitted to acquire any equity interest in, acquire all or substantially all of the assets of, merge, consolidate, enter into a share exchange or business combination with, or enter into any other similar transaction or series of transactions with, any Person and the parties agree that no such transaction shall be a breach of this Section 5.1(a).

(b) Reasonable Best Efforts.

(i) Subject to the terms and conditions contained herein, and except as set forth in Section 5.1(a), prior to the Closing, Buyer, the Company and Seller shall promptly cooperate and use reasonable best efforts to: (A) diligently and expeditiously take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement; (B) to obtain, or cause to be obtained, all Consents of Governmental Authorities and other Persons with respect to any Material Contract or Permit, or as set forth on Section 3.5 of the Disclosure Schedule as are necessary to consummate and make effective the transactions contemplated by this Agreement and the Transitional Services Agreement; and (C) to fulfill the conditions to consummation of the transactions contemplated by this Agreement and the

Transitional Services Agreement. Following the Closing, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to effectuate the transactions contemplated by this Agreement and the Transitional Services Agreement. Without limiting the foregoing, from and after the Closing (A) Seller shall (and shall cause its Affiliates to) do all things necessary, proper or advisable under applicable Law and as reasonably requested by Buyer to (1) other than those assets provided pursuant to the Transitional Services Agreement, put Buyer in effective possession, ownership and control of the assets of the Business (including without limitation all assets, services, properties, goodwill, Intellectual Property, data and rights described in the first sentence of Section 3.13(d)), and Buyer shall cooperate with Seller for such purpose and (2) subject to Section 5.1(b)(ii), assure that Seller, rather than Buyer or its Affiliates, is the obligor in respect of all Transferred Liabilities, including by retaining or expressly assuming, as applicable, all such Liabilities and discharging such Liabilities in Seller’s ordinary course of business; and (B) Buyer shall (and shall cause its Affiliates to) do all things necessary, proper or advisable under applicable Law as reasonably requested by Seller (1) to transfer to Seller any assets not related to the Business that may remain in the Company or the Continuing Subsidiaries and (2) subject to Section 5.1(b)(ii), to assure that the Company or the Continuing Subsidiaries, rather than Seller or its Affiliates, is the obligor in respect of all Liabilities related to the Business (but only to the extent included in the Buyer Closing Balance Sheet (as finally determined pursuant to Section 2.5) or to the extent arising after the Closing) other than the Transferred Liabilities, and Seller shall cooperate with Buyer for such purposes.

(ii) In furtherance of the foregoing, prior to the Closing, each party hereto shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to, and in the case of correspondence, provide the other parties (or their counsel) copies of all filings made by such party with any Governmental Authority or any other information supplied by such party to, or correspondence with, a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement or the Transitional Services Agreement. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Authority with respect to any of the transactions contemplated by this Agreement or the Transitional Services Agreement, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. Any disclosure or communication between the parties pursuant to this paragraph shall be made in a manner that protects attorney-client or attorney work product privilege.

(iii) Without limiting the foregoing, if at any time after the date hereof, any party discovers any Business Assets that were not transferred to the Company or any Continuing Subsidiary, or any Transferred Assets or Transferred Liabilities that were not transferred to the Seller, in each case at or prior to the Closing, each party shall, at Seller’s sole expense, execute and deliver to the other party such documents and take such further action as such other party may reasonably request in order to give effect to the transactions contemplated by this Agreement, the Transitional Services Agreement and the Transitional License Agreement, including without limitation to do all things necessary, proper or advisable, and as reasonably requested, to put Buyer in effective possession, ownership and control of the Business Assets, to put Seller in effective possession, ownership and control of the Transferred Assets and assure that Seller is the obligor in respect of all Transferred Liabilities, in each case at no additional cost to Buyer, the Company or any Continuing Subsidiary.

(iv) In furtherance of the foregoing, Seller shall promptly provide to Buyer, the Company and the Continuing Subsidiaries any information deemed reasonably necessary by Buyer, the Company or any Continuing Subsidiary with respect to any subsequent FDA regulatory filings relating to the Business as presently conducted or proposed to be conducted. In the event of any communication from FDA regarding any regulatory filings for products used in connection with the Business, whether such communication is delivered via FDA inspection or inspectional observations, enforcement actions, or informal communications, Seller will make available to Buyer, the Company and the Continuing Subsidiaries such resources and institutional knowledge as reasonably requested to assist Buyer, the Company and the Continuing Subsidiaries in complying with any FDA actions and preparing any necessary or desirable FDA regulatory filings. The obligations contained in this paragraph shall survive the Closing for a period of five (5) years.

5.2 Conduct of Business.

(a) Solely with respect to the Business, Seller and the Company hereby covenant and agree that, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX hereof, except (x) as contemplated by the Transfer, (y) as otherwise expressly permitted or required by this Agreement or otherwise Consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed, except with respect to Section 5.2(a)(xii), as to which Buyer may withhold or condition its consent in its sole discretion), or (z) as set forth in Section 5.2(a) of the Disclosure Schedule, Seller and the Company shall, and where applicable shall cause the Continuing Subsidiaries and any other Seller Parties to:

(i) operate the Business in the Ordinary Course of Business and in accordance, in all material respects, with all applicable Laws;

(ii) (A) use commercially reasonable efforts to preserve intact the current operations of the Business; (B) maintain the assets related to the Business in good repair, order and condition and not, except in the Ordinary Course of Business or with respect to the Transfer, sell, lease, exchange, license, mortgage, pledge, subject to any Lien (other than a Lien in favor of the Secured Creditors under the Senior Credit Facility that is to be released as of Closing and other than a Permitted Lien), transfer or otherwise dispose of, or agree to sell, lease, exchange, license, mortgage, pledge, transfer or otherwise dispose of, any of the assets related to the Business; and (C) preserve the goodwill and the relationships with material customers, suppliers, licensors, licensees, contractors, distributors, lenders and other Persons having significant business dealings with the Business, the Company and the Continuing Subsidiaries;

(iii) not materially modify or amend, or terminate any Material Contract, or enter into any new Material Contract, vendor agreement or computer, software, technology or data license, in each case, other than in the Ordinary Course of Business;

(iv) capitalize, amortize, or depreciate, as appropriate, the assets related to the Business in accordance with US GAAP consistently applied;

(v) (A) preserve intact the present organization of the Company and the Continuing Subsidiaries; (B) not acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any material assets, corporation, partnership, joint venture, limited liability company or other business organization or division or material assets thereof; and (C) not amend the Organizational Documents of the Company or any Continuing Subsidiary;

(vi) take commercially reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property used in the conduct of the Business and not permit the lapse of any registered Intellectual Property rights;

(vii) use commercially reasonable efforts to (A) keep available the services of the present officers and employees of the Company and the Continuing Subsidiaries, (B) assist Buyer with Buyer’s pre-Closing communications with the employees of the Company and the Continuing Subsidiaries, and (C) promptly report to Buyer any material terminations of its employees (including (1) any termination of employment of an officer or member of senior management of the Business, and (2) any group termination of its employees);

(viii) not increase the bonus targets or payments, wages, salaries, severance payments, change in control payments, or other compensation or fringe benefits payable to any employee of the Company or any Continuing Subsidiary, except for increases in salary, wages, bonus targets or payments, or fringe benefits payable in the Ordinary Course of Business;

(ix) not enter into any agreement which limits the ability of the Business to compete (including in connection with the scope or conduct of its operations and prospects) or which may create an obligation on the part of Seller, the Company or any Continuing Subsidiary to obtain the Consent of a third party to consummate the transactions contemplated by this Agreement;

(x) not, except with respect to the Transfer, the Transitional License Agreement and the Transitional Services Agreement, enter into any transaction between the Company or any Continuing Subsidiary, on one hand, and any Seller Party (other than the Company or any Continuing Subsidiary) on the other hand, other than pursuant to the terms hereof;

(xi) maintain the Company’s and the Continuing Subsidiaries’ insurance policies and risk management programs in amount and scope of coverage currently maintained, and in the event of casualty, loss or damage to any material assets of the Company or any of the Continuing Subsidiaries, repair or replace such assets in the reasonable determination of the Company with assets of comparable quality, as the case may be;

(xii) use commercially reasonable efforts to (A) obtain all third-party Consents or waivers pursuant to any Material Contracts requiring such Consent upon the Closing and (B) obtain all Permits, Consents, approvals, authorizations, declarations or filings set forth in Exhibit H;

(xiii) not permit the Company or any Continuing Subsidiary to incur, assume, guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or prepay any Indebtedness (excluding any guarantee with respect to any Indebtedness under the Seller Senior Credit Facility or any of the Seller Notes Indentures that shall be released as of Closing) or materially amend the terms relating to any Indebtedness (excluding in any event any Indebtedness under the Seller Senior Credit Facility) or issue or sell any debt securities of the Company or Continuing Subsidiaries;

(xiv) not make or accelerate or defer any capital expenditures of the Business in excess of $500,000, other than (A) in accordance, in all material respects, with the capital expenditures budget of the Business which has been provided to Buyer prior to the date hereof and was prepared in the Ordinary Course of Business, and (B) any such other expenditures as Seller reasonably deems necessary to prevent the destruction, removal, wasting, deterioration or impairment of the Business or the Sites;

(xv) not materially decrease the level of investment or expenditure to improve, maintain or expand as planned the state or capacity of the assets related to the Business, other than in the Ordinary Course of Business;

(xvi) not materially decrease the level of expenditure of the Business in connection with the contracting or hiring of temporary seasonal labor, other than in the Ordinary Course of Business;

(xvii) not settle, compromise or waive any material rights relating to any Actions materially affecting the Business, other than in the Ordinary Course of Business;

(xviii) not conclude or agree to any corrective actions plans, Consents, decrees, Actions or orders that materially affect the Business;

(xix) with respect to any Corporate Continuing Subsidiary, not change its tax or financial accounting methods, practices, policies or principles or elections from those utilized in the preparation of the Financial Statements, other than any such changes as may be required under US GAAP or make or change any Tax election or settle or finally resolve any Tax Action or controversy;

(xx) not permit the Company or any Continuing Subsidiary to take any action, except for actions required pursuant to the affirmative covenants set forth in Sections 5.2(a)(i) through (xix), that requires the expenditure of $500,000 or more by such Person, except in accordance, in all material respects, with the budget of the Business which has been provided to Buyer prior to the date hereof and has been prepared in the Ordinary Course of Business;

(xxi) not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment relating to the Company or any Continuing Subsidiary, Consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company or any Continuing Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, in each of the foregoing cases to the extent relating to a Separate Return of the Company or of any Continuing Subsidiary, if such election, adoption, change, amendment, agreement, settlement, surrender, Consent or other action would have the effect of materially increasing the Tax Liability of the Company or any Continuing Subsidiary for any period after the Closing Date; and

(xxii) not authorize, or commit or agree to take, any action prohibited by this Section 5.2(a).

(b) Seller and the Company hereby covenant and agree that, as promptly as possible, but in any event within twenty-four (24) hours after the occurrence thereof, Seller or the Company shall provide prompt written notice to Buyer of Seller’s reasonable determination that an event has had or would reasonably be expected to have a Material Adverse Effect or cause a breach of this Section 5.2.

(c) In connection with the continued operation of the Company during the period commencing on the date hereof and ending on the Closing Date, Seller and the Company shall confer in good faith on a regular and frequent basis with Buyer regarding operational matters and the general status of ongoing operations of the Company, the Continuing Subsidiaries and the Business to the extent reasonably requested by Buyer and as permitted by applicable Law. Seller and the Company hereby acknowledge that Buyer does not and shall not waive any right it may have hereunder as a result of any such consultation.

5.3 Exclusivity. Immediately after the execution of this Agreement, Seller and the Company shall, and shall cause each Seller Party and the respective officers, directors, employees, investment bankers, attorneys, accountants and other agents of Seller, the Company, the Continuing Subsidiaries, each other Seller Party and each of their Affiliates (collectively, “Representatives”) to cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any action that would constitute an Acquisition Proposal and shall notify each such Person that it, or any Affiliate, officer, director, investment advisor, financial advisor, attorney or other representative retained by it, no longer seeks or requests the making of any Acquisition Proposal, and, if permitted, withdraws any Consent theretofore given to the making of an Acquisition Proposal. No Seller Party shall, directly or indirectly, and each Seller Party and their Affiliates shall cause their respective Representatives not to, directly or indirectly, solicit, initiate or conduct any discussions or negotiations with, or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Acquisition Proposal. Seller shall promptly (and in any event within two (2) Business Days) notify Buyer of the receipt by any Seller Party, their Affiliates or any of their respective Representatives of any inquiries, or proposals or requests for information concerning an Acquisition Proposal. The foregoing restrictions shall not apply to (i) any sale of stock or other equity interests in the Seller, (ii) a merger, consolidation, share exchange, business combination, or any other similar transaction involving the Seller (but not directly involving the Company or any Continuing Subsidiary), or (iii) any actions related to the Transfer or any other sale or disposition of the Transferred Subsidiaries or Transferred Assets.

5.4 Business Operation. Nothing contained herein shall give to Buyer, directly or indirectly, the right to control or direct the Company, any Continuing Subsidiary, any assets related to the Business or the Business prior to the Closing. Prior to the Closing, each Seller Party shall exercise, consistent with the terms and conditions hereof, complete control and supervision of any assets related to the Business and the Business, as applicable.

5.5 Access and Information.

(a) From and after the date hereof until the Closing Date, Seller and the Company shall, and shall cause each Continuing Subsidiary and other Seller Party (with respect to the Business) to, (i) afford Buyer, its counsel, accountants, financial advisors, other authorized representatives and their representatives, in each case, subject to the terms of the Confidentiality Agreement and applicable Law (including Antitrust Laws), reasonable access, upon reasonable prior notice and during normal business hours to each of their executive personnel, properties, Material Contracts, books and records, and other documents and data; in a manner that does not materially disrupt the business or operations of such Persons, and (ii) otherwise provide such assistance as is reasonably requested by Buyer so that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business. In addition, each of Seller and the Company shall, and shall cause each Continuing Subsidiary to, cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer reasonably deems necessary.

(b) From and after the Closing Date until the seventh (7th) anniversary of the Closing Date, Buyer and the Company shall, and shall cause each Continuing Subsidiary to afford Seller, its counsel, accountants, financial advisors, other authorized representatives and their representatives, reasonable access, upon reasonable prior notice and during normal business hours to each of their executive personnel, properties, books and records, and other documents and data for the periods up to and including the Closing Date, in a manner that does not materially disrupt the business or operations of such Persons, to the extent reasonably necessary to allow Seller to prepare its financial statements and tax returns for the period through the Closing Date and to defend itself against any audit or investigation conducted by a Governmental Authority. Prior to the Closing Date, Seller shall furnish to Buyer, within fifteen (15) Business Days after the end of each calendar month, the monthly financial information described in Section 5.5(b) of the Disclosure Schedule (without reference to any specific customer information).

(c) Seller shall, and shall cause the Company and the Continuing Subsidiaries to, use commercially reasonable efforts to cause their respective landlords, if requested by Buyer, to assist and permit Buyer to conduct, or have conducted, assessments of all offices, improvements, buildings and all real property and related facilities used by the Business or owned or leased by the Company or the Continuing Subsidiaries.

5.6 Disclosures. Except as required by any applicable Law or by any stock exchange on which any security of any of the parties hereto or any of their respective Affiliates are listed or traded, (a) the content of the initial press release announcing the execution of this Agreement shall be determined by Seller, but Seller shall give Buyer a reasonable opportunity to review and comment on the portions of such press release related to this Agreement and the transactions contemplated hereby and Seller shall consider in good faith all such comments and (b) Seller and Buyer shall each use reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release or otherwise making any other public statement with respect to this Agreement or the transactions contemplated hereby; provided, however, that the foregoing restrictions shall not relate to any statements or disclosures in relation to any dispute among the parties regarding this Agreement or the transactions contemplated hereby. Buyer and Seller shall use reasonable best efforts to issue the initial press release announcing the execution of this Agreement within one (1) Business Day of the date hereof.

5.7 Confidential Information. During the 5-year period following the Closing Date, Seller shall, and shall cause each of its Affiliates (which, for the avoidance of doubt, excludes the Company and the Continuing Subsidiaries for purposes of this Section 5.7) to, keep confidential the Confidential Information. If Seller or a Seller Affiliate is legally compelled (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify Buyer promptly of such event so that Buyer may seek an appropriate protective order. If, in the absence of a protective order, Seller or any Seller Affiliate is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Person may disclose the Confidential Information, only to the extent so compelled. Seller shall, and shall cause each of its Affiliate to, keep confidential any trade secrets the Company, the Continuing Subsidiaries or the Business for as long as such trade secret qualifies as a trade secret under applicable federal, state or local Law.

5.8 Accounts Receivable. If, on or after the Closing Date, Buyer receives payment on any accounts receivable that are Transferred Assets, either in whole or in part, Buyer shall transmit the portion of such funds that constitute Transferred Assets to Seller within five (5) Business Days of Buyer’s receipt thereof. If, on or after the Closing Date, Seller receives payment on any accounts receivable that are assets of the Business, either in whole or in part, Seller shall transmit the portion of such funds that constitute assets of the Business to Buyer within five (5) Business Days of Seller’s receipt thereof.

5.9 Transitional License Agreement. The Company and the Continuing Subsidiaries will not, except as expressly provided for in and subject to the explicit terms of the Transitional License Agreement to be entered into between Seller and the Company in the form attached hereto as Exhibit I (the “Transitional License Agreement”) have any rights to use the names “Alere”, “Alere Health”, “Alere Health Improvement”, “Alere Women’s and Children’s Health”, and the Alere logo, which shall be available only on a transitional basis. No provision of this Section 5.9 is intended to, nor shall any provision of this Section 5.9 be deemed or construed to, provide any right, title, interest, license, remedy or claim to any third party in, to, under or as a result of the use of the name “Alere” pursuant to this Section 5.9.

5.10 Release of Claims. Effective upon the Closing, Buyer and Seller shall, and shall cause their respective corporate or other entity Affiliates (including, in the case of Seller, the Transferred Subsidiaries and in the case of Buyer, the Company and the Continuing Subsidiaries), agents (solely in connection with this Agreement and the transactions contemplated hereby), advisors (solely in connection with this Agreement and the transactions contemplated hereby), legal representatives (solely in connection with this Agreement and the transactions contemplated hereby), successors and assigns (each, a “Releasor”), to hereby completely release, acquit and forever discharge, to the fullest extent permitted by Law, the other parties to this Agreement and their respective Affiliates and each of their respective current, former and future officers, directors, employees, agents, advisors, successors and assigns (each, a “Releasee”), from any and all Losses, Actions, debts or rights, whether fixed or contingent, known or unknown, matured or unmatured, arising out of, relating to, or in any manner connected with any facts, events or circumstances, or any actions taken, at or prior to the Closing that any Releasor ever had or now has against the Releasees, excluding (a) any Liabilities arising out of or in relation to the transactions contemplated by this Agreement, the Transitional Services Agreement, the Transfer or the Transitional License Agreement, (b) unpaid compensation, benefits, expense reimbursements or similar matters relating to compensation of such Person, (c) any Liabilities arising solely out of commercial relationships between any Releasor, on the one hand, and any Releasee, on the other hand, that are unrelated to the Business, and (d) any existing indemnification obligations, including under any Person’s Organizational Documents or pursuant to any director’s and officer’s liability insurance policy. Effective upon the Closing, each Releasor shall not and, to the extent within such Releasor’s control, shall cause its corporate or other entity Affiliates (including, in the case of Seller, the Transferred Subsidiaries and in the case of Buyer, the Company and the Continuing Subsidiaries), successors and assigns not to, assert any claims against the Releasees in respect of claims released pursuant to the preceding sentence. Buyer and Seller (x) understand that, effective upon the Closing, the release contained in this Section 5.10 shall be binding on Buyer and Seller and to their respective corporate and other entity Affiliates (including, in the case of Seller, the Transferred Subsidiaries and in the case of Buyer, the Company and Continuing Subsidiaries), successors and assigns, and (y) represent and warrant that (i) they have each had the opportunity to consult with counsel of their choice, (ii) they are fully informed of the nature and contents of this release and (iii) they have entered into this release freely and without any threat or coercion whatsoever.

5.11 Agreement Not to Compete or Solicit.

(a) Seller agrees, and shall cause each of its corporate or other entity Affiliates (for so long as such corporate or other entity Affiliate remains an Affiliate of Seller), after giving effect to the Transfer and the Closing (each, a “Restricted Person”) to agree, for the five (5) year period from and after the Closing (the “Restriction Period”), that such Restricted Person shall not, directly or indirectly, without the prior written Consent of Buyer, which Consent may be withheld by Buyer in its sole discretion, compete with Buyer or the Company in any manner or capacity (e.g., through any form of ownership, or as an advisor, principal, agent, partner, officer, director, employee, employer, consultant, member of any association or otherwise) within the United States of America in any aspect of the Business, as conducted as of the date hereof and after giving effect to the Transfer (the “Competing Services”). For the avoidance of doubt, the following, and any combination thereof, are not Competing Services: (a) the development, manufacture, licensing, commercialization, use or sale of any diagnostic test, clinical laboratory test, reader, device, biological marker or reagent (other than any diagnostic test, clinical laboratory test, reader, device, biological marker or reagent that uses or incorporates Business Assets); (b) the development, manufacture, licensing, commercialization, use or sale of any software, product or service (other than any software, product or service that uses or incorporates Business Assets) for the purpose of providing connectivity, reporting or analysis of any data or results from a diagnostic test, clinical laboratory test, reader, device, biological marker or reagent (whether or not a diagnostic test, clinical laboratory test, reader, device, biological marker or reagent of a Restricted Person) to a patient, healthcare provider or payor (including an accountable care organization); (c) any products or services (other than any products or services that use or incorporate Business Assets) related to workplace screening for employers; (d) any existing lines of business or activities carried on as of the date hereof by the Seller and its Affiliates (other than the Company and the Continuing Subsidiaries and after giving effect to the Transfer), including Alere Analytics, Alere Informatics, Alere Connect, Alere Home Monitoring and Standing Stone, and any extensions of such existing lines of business or such activities into other therapeutic areas or disease states, in each case so long as such lines of business and activities do not use or incorporate Business Assets; (e) any present or future activities of Alere Analytics that provide electronic communications between a patient and its providers, so long as Alere Analytics does not use any Business Assets; and (f) providing any services (other than any services that use or incorporate Business Assets) primarily related to a diagnostic test, clinical laboratory test, reader, device, biological marker or reagent, reimbursable by private or public payors or purchased by an accountable care organization or other healthcare provider; provided that clauses (a) through (f) shall not permit any Restricted Person to engage in any Competing Services involving (1) the development of comprehensive care plans, (2) providing coaching or behavior modification services (other than services to train patients on the proper use of devices, per regulatory requirements) or (3) professional judgment by nurses and other licensed medical professionals delivered to patients. Ownership by a Restricted Person, as a passive investment, in the aggregate of less than five percent (5%) of the outstanding shares or other equity interests of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of this Section 5.11(a). Further, if, after the date hereof, a Restricted Person shall directly or indirectly acquire another Person that competes against Buyer, the Company or a Continuing Subsidiary in any aspect of the Business, no violation of this Section 5.11(a) shall occur unless (1) the majority of the revenues of the acquired Person are derived from the Business, or (2) if less than a majority of the revenue of the acquired Person is derived from the Business, the Restricted Person shall not have, in compliance with Buyer’s right of first offer, disposed of or ceased operating the portion of the acquired Person engaged in the Business within twelve (12) months after the date of acquisition (a “Competing Disposition”). During the permitted twelve (12) month holding period of a Competing Disposition, no Restricted

Person shall incorporate any portion of such Competing Disposition into its business or utilize any of the know-how, expertise or Intellectual Property of the Competing Disposition in the operation of its business. If the Restricted Person proposes to engage in a Competing Disposition, the Restricted Person shall first deliver a written offer to Buyer of such Competing Disposition (the “ROFO Notice”). Buyer shall have the exclusive right, for a period of ninety (90) days from receipt of the ROFO Notice (the “Buyer Notice Period”) to present a proposal relating to an acquisition of the Competing Disposition. During the Buyer Notice Period, the Restricted Person shall provide to Buyer such due diligence information as is reasonably requested, and shall reasonably cooperate and negotiate with Buyer in good faith. No Restricted Person shall notify, discuss, negotiate or provide any due diligence information to any potential acquiror, directly or indirectly, of the Competing Disposition during the Buyer Notice Period. No Restricted Person shall enter into any agreement (including, but not limited to, any exclusivity agreement or no-shop agreement that precludes a transaction or discussions with Buyer, or a binding term sheet) providing for or relating to a Competing Disposition prior to the expiration of the Buyer Notice Period.

(b) Seller hereby represents and warrants to Buyer that the assets (including Intellectual Property) of the Seller and its Affiliates (other than the Company and the Continuing Subsidiaries and after giving effect to the Transfer), including the assets of the Other Businesses and of Alere Informatics and Alere Home Monitoring, were developed independently of and do not use or incorporate any Business Assets.

(c) No Restricted Person shall, during the two (2) year period from and after the Closing, without the prior written Consent of Buyer, (i) directly or indirectly attempt to hire away any then-current employee of the Company or any Continuing Subsidiary (other than by means of advertisements directed toward the general public) or (ii) hire or persuade any such employee to leave employment with the Company or any Continuing Subsidiary (other than by means of advertisements directed toward the general public).

(d) Seller acknowledges that it would be difficult to fully compensate Buyer or any of its Affiliates for Losses resulting from any breach of the provisions of this Section 5.11. Accordingly, in the event of any actual or threatened breach of such provisions, Buyer and its Affiliates shall (in addition to any other remedies which it may have) be entitled to temporary or permanent injunctive relief to enforce such provisions without the necessity of proving actual Losses or the inadequacy of money Losses, or posting bond. Seller further acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 5.11 are reasonable and are no broader than are necessary to protect the legitimate business interests of Buyer including the ability of Buyer to realize the benefit of its bargain and enjoy the goodwill of the Business. Seller further acknowledges that this Section 5.11 constitutes a material inducement to Buyer to complete the transactions contemplated by this Agreement and Buyer will be relying on the enforceability of this Section 5.11 in completing such transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that the restrictions placed on any Restricted Person in this Section 5.11 shall not apply to any bona fide acquirer for value of a Restricted Person that is unaffiliated with Seller (a “Subsequent Owner”), or to the Restricted Person (provided the Restricted Person is not Seller), in the event of (i) any sale of stock or other equity interests amounting to a majority interest of such Restricted Person, or (ii) a merger, consolidation, share exchange, business combination, or any other similar transaction involving the Restricted Person, so long as, in any event, (I) such Subsequent Owner does not use the mark “Alere” or “Alere Health” in connection with any Competing Services during the Restriction Period and (II) the Restricted Person holds no Business Assets.

5.12 Books and Records. At or prior to Closing, Seller shall have either (i) delivered or caused to be delivered to Buyer the organizational records, minute books and governance records of the Company and the Continuing Subsidiaries, or (ii) caused all such materials to be in the possession and control of the Company such that, as of immediately following the Closing, Buyer shall have full access to and control of such materials.

5.13 Transfer; Transitional License Agreement. At or prior to the Closing Date, the Seller Parties shall effectuate the Transfer and enter into the Transitional License Agreement.

5.14 D&O Insurance. Seller hereby represents and warrants that the directors and officers of the Company and the Continuing Subsidiaries are currently insured under the Seller’s existing director’s and officer’s liability insurance policies, which are set forth on Section 3.20 of the Disclosure Schedule, and shall continue to be so insured immediately following the Closing for actions taken as directors or officers of the Company or the Continuing Subsidiaries prior to the Closing. Seller shall not take any action to change or cancel, or permit the change or cancellation of, such insurance coverage with respect thereto for the six (6) years following the Closing unless Seller shall procure, in connection with such change, a tail insurance policy covering such directors and officers for a period of time through the sixth (6th) anniversary of the Closing.

5.15 Agreements with Respect to Employee Benefits.

(a) Effective immediately prior to Closing, Seller shall take all necessary steps to allow access to its medical plan, dental plan, vision plan and health and dependent care reimbursed plans to allow employees of the Company and the Continuing Subsidiaries to continue participating in such plans until the latest of (i) December 31, 2014, (ii) the date that is the last day of the calendar month in which the Closing Date occurs, or (iii) for a period of thirty (30) calendar days after the Closing Date.

(b) Seller shall cause all employees of the Company and the Continuing Subsidiaries with outstanding advance payments from Seller prior to Closing to repay Seller in full for such payments.

(c) The parties shall use commercially reasonable efforts to take all necessary actions prior to the Closing to ensure that, after the Closing, employees of the Company and the Continuing Subsidiaries do not experience a lapse or gap in employee benefits and that the Company and the Continuing Subsidiaries do not experience a lapse or gap in related stop-loss insurance policies.

5.16 Patent Rights.

(a) From and after the Closing, Seller agrees that it shall not, and shall cause its Affiliates not to: (i) assert any Action or (ii) render assistance to any Person in connection with the assertion of an Action, in each case under clauses (i) and (ii) against a Non-Assert Beneficiary under any Seller Patent with respect to the conduct of the Business, solely to the extent that (1) the Business engaged in such conduct in the same manner as of or prior to Closing and (2) such conduct as engaged in as of or prior to Closing would have infringed a Seller Patent absent Company and the Continuing Subsidiaries being Seller’s Affiliates or an authorization (express or implied) to practice under the patent.

(b) From and after the Closing, Buyer agrees that it shall not, and shall cause its Affiliates not to: (i) assert any Action or (ii) render assistance to any Person in connection with the assertion of an Action, in each case under clauses (i) and (ii), against Seller or any of its direct or indirect Affiliates, or any assignee, successor, transferee, distributor, or commercial partner thereof under any Business Patent; provided, however, that nothing in this Section 5.16(b) shall in any way limit the scope of the non-compete covenants set forth in Section 5.11.

5.17 Professional Liability Claims. In connection with any written claim for professional liability received by the Company or any Continuing Subsidiary for incurrences prior to the Closing that are Transferred Liabilities, each of Buyer and the Company agrees that it shall provide Seller prompt notice of such claim; provided, that Buyer, the Company and the Continuing Subsidiaries shall not be in breach of this covenant to the extent that any such notice does not have a materially prejudicial effect on the rights available to Seller with respect to such claim. Seller shall control the defense and settlement of any such claim.

ARTICLE VI

TAX MATTERS

6.1 Preparation of Tax Returns.

(a) Seller shall prepare or cause to be prepared and file or cause to be filed all (i) Tax Returns of, or that include, the Company or any Continuing Subsidiary or any of their respective assets or operations for any Pre-Closing Tax Periods that end on or before the Closing Date and (ii) any Tax Returns with respect to Seller Combined Taxes. Seller shall control the determination of whether any transaction with respect to a Corporate Continuing Subsidiary that occurs on the Closing Date is properly allocable to the portion of such Corporate Continuing Subsidiary’s day after the Closing under the “next day rule” of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B). Buyer shall cause the Company and the Continuing Subsidiaries to timely execute and deliver such authorizations, Consents, or powers of attorney as shall be reasonably requested by Seller to permit Seller to file, or cause to be filed, all Tax Returns that Seller is required to file, or cause to be filed, pursuant to this Section 6.1(a) and that are filed after the Closing Date. Seller will deliver to Buyer a copy of each such Tax Return filed after the Closing Date that is a Separate Return of the Company or a Continuing Subsidiary at least fourteen (14) days (five (5) days for any such Tax Return relating to sales or use Taxes) prior to filing and will consider all reasonable comments made by Buyer with respect thereto. Seller shall remit to the appropriate Taxing Authority the amount of Taxes shown as payable on such Tax Return at the time Seller files (or causes to be filed) such Tax Return with the appropriate Taxing Authority.

(b) Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Straddle Period Tax Returns that are Separate Returns of the Company and any Continuing Subsidiary that are filed after the Closing Date. Buyer shall pay or cause to be paid all Taxes thereon or otherwise imposed with respect to such Straddle Period; provided, however, that Seller shall reimburse Buyer for any portion of such Taxes that are Pre-Closing Straddle Period Taxes as defined in Section 6.1(c). All Straddle Period Tax Returns described in this Section 6.1(b) shall be prepared in a manner consistent with the past practice of Seller, the Company or a Continuing Subsidiary, as applicable (except to the extent there is no reasonable basis therefor, or a change in Law or fact). Buyer will deliver to Seller a copy of each such Straddle Period Tax Return at least fourteen (14) days (five (5) days for any such Straddle Period Tax Returns of the Company or Continuing Subsidiary that are filed with respect to sales or use Taxes) prior to filing and will consider all comments made by Seller with respect thereto in good faith. Buyer shall reimburse Seller for any Post-Closing Straddle Period Taxes (as defined in Section 6.1(c)) with respect to any Straddle Period Tax Returns that are Separate Returns of the Company and any Continuing Subsidiary that are filed on or before the Closing Date, except to the extent any payments by Seller are reflected as a Current Asset in the Closing Date Working Capital, as finally determined pursuant to Section 2.5.

(c) For the purposes of this Agreement, in the case of any Taxes that are payable with respect to a Straddle Period Tax Return described in Section 6.1(b), the amount of such Taxes attributable to the portion of such Straddle Period ending on the Closing Date (“Pre-Closing Straddle Period Taxes”) shall (i) in the case of Taxes other than income, profit, gains, sales and use and withholding Taxes be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date and the denominator of which shall be the number of days in the entire Tax period; and (ii) in the case of income, profit, gains, sales and use and withholding Taxes be determined from the books and records of the Company or Continuing Subsidiary, as applicable, as though the taxable year of the Company or such Continuing Subsidiary, as applicable, terminated at the close of business on the Closing Date. For purposes of this Agreement, “Post-Closing Straddle Period Taxes” shall mean Taxes with respect to any Straddle Period Tax Return described in Section 6.1(b) that are attributable to the portion of any Straddle Period beginning after the Closing Date. Transfer Taxes shall be addressed as provided in Section 2.6.

(d) Notwithstanding anything in this Article VI to the contrary, Buyer shall be responsible for the payment of any Taxes reflected as a Current Liability in the Closing Date Working Capital, as finally determined pursuant to Section 2.5.

6.2 Cooperation and Assistance. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, directors, managers, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all Tax Claims with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

6.3 Tax Claims.

(a) After the Closing, each of Buyer, on the one hand, and Seller, on the other hand, shall promptly notify the other in writing upon receipt of any Tax Claims with respect to damages for which Seller could be liable pursuant to this Agreement.

(b) Seller will control the defense of all Tax Claims relating to Taxes or Tax Returns within the scope of Section 6.1(a); provided, however, that (i) Buyer and its counsel (at Buyer’s expense) may participate in (but not control the conduct of) the defense of any such Tax Claim that relates to a Separate Return of a Continuing Subsidiary, and (ii) Seller may not settle or compromise any such Tax Claim covered by the preceding clause (i) without the Consent of Buyer, which Consent shall not be unreasonably withheld, conditioned or delayed, and (iii) to the extent Seller fails to use commercially reasonable efforts to control or defend any such Tax Claim, as determined by a Tax Arbitrator (selected in the manner described in Section 6.4), any reasonable cost or expense borne by Buyer to control or defend such Tax Claim is subject to indemnification by Seller pursuant to Section 8.2(a)(viii). Buyer will control, without affecting its or any other Indemnified Person’s rights to indemnification under this Agreement, the defense of all other Tax Claims relating to the Company, any of its assets, or any of its operations (including the Continuing Subsidiaries); provided, however, that Seller and its counsel (at the expense of Seller) may participate in (but not control the conduct of) the defense of any such Tax Claim with respect to a Straddle Period, and, provided, further, that Buyer may not settle or compromise any such Tax Claim with respect to any Straddle Period without the Consent of Seller, which Consent shall not be unreasonably withheld, conditioned or delayed.

6.4 Dispute Resolution for Tax Matters. With respect to any dispute, controversy or claim relating to Taxes between Buyer and the Company (prior to the Closing), or between Buyer and Seller (for any Tax for which an indemnity claim may exist), Buyer and the Company or Seller, as applicable, shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of thirty (30) days from the date written notice of such dispute, controversy or claim is received by Buyer or Seller, as the case may be; but if the applicable parties are unable to resolve such dispute, controversy or claim, the parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the parties, to the

Accounting Firm or a mutually agreed upon tax lawyer who is: (a) a partner in a law firm, (b) familiar with transactions or operations of the sort at issue; and (c) independent with respect to each party (the Accounting Firm or such tax lawyer, the “Tax Arbitrator”). Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Tax Arbitrator relating to any dispute as to the amount of Taxes owed shall be paid by Buyer, on the one hand, and Seller, on the other hand, in proportion to each party’s respective liability for the portion of the Taxes in dispute, as determined by the Tax Arbitrator; provided that the liability of Buyer for the portion of the Taxes in dispute shall be deemed to include, for purposes of this calculation, any reduction in Seller’s liability relative to the amount in dispute.

6.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or any Continuing Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and any Continuing Subsidiary shall not be bound thereby or have any Liability thereunder; provided that the foregoing shall not apply to commercially reasonable agreements providing for the allocation or payment of real property Taxes with respect to real property leased by any Continuing Subsidiary and commercially reasonable agreements not primarily related to Taxes entered into in the Ordinary Course of Business providing for the allocation or payment of personal property Taxes.

6.6 Amendments, Modifications, etc. For the avoidance of doubt, after the Closing Buyer, its Affiliates, the Company and any Continuing Subsidiary shall not amend, modify or otherwise change any Tax Return of the Company or any Continuing Subsidiary relating to any Pre-Closing Tax Period without the Consent of Seller, such Consent not to be unreasonably withheld or delayed.

6.7 Refunds or Credits. To the extent Buyer, the Company or any Continuing Subsidiary receives a refund or credit for Taxes with respect to the Company or any Continuing Subsidiary for a Pre-Closing Tax Period, the Buyer shall cause the amount of such refund or credit (net of any Tax thereon) to be paid to Seller within thirty (30) days after receipt.

6.8 Carrybacks. To the fullest extent permitted by Law, Buyer agrees not to carryback any losses of any Corporate Continuing Subsidiaries to any Pre-Closing Tax Periods of such Corporate Continuing Subsidiaries, including by making or causing to be made an election under Treasury Regulation Section 1.1502-21(b)(3)(ii)(B).

6.9 Section 1502-36 Election. If necessary in order to prevent the reduction of U.S. federal income Tax asset basis or other U.S. federal income Tax attributes of the Corporate Continuing Subsidiaries, Seller will file or cause to be filed a “Section 1.1502-36 Statement” (as defined in Treas. Reg. § 1.1502-36(e)(5)) with the timely filed U.S. federal consolidated income tax return for the consolidated group of which Seller is a member for the consolidated tax return year that includes the Closing Date making an election to reduce the tax basis, pursuant to Treas. Reg. § 1.1502-36(d)(6)(i)(A), in shares of any Corporate Continuing Subsidiaries immediately before the transfer to Buyer (the “Section 1.1502-36 Election”). To the extent permitted by Law, and provided it is consistent with the election described above, Seller will make or cause to be made similar elections for purposes of the alternative minimum tax imposed under the Code. Seller further agrees to take all other such actions as may be required to give effect to such Section 1.1502-36 Election. Seller will deliver or cause any of its Affiliates to deliver a copy of the

Section 1.1502-36 Statement to Buyer as soon as practicable following the filing of Seller’s U.S. federal consolidated Tax Return for the consolidated tax return year that includes the Closing Date. The Section 1.1502-36 Statement will include all of the requirements as set forth in Treas. Reg. § 1.1502-36(e)(5)(viii) and Seller and any of its Affiliates shall not take any action which could reasonably be expected to result in a revocation of the Section 1.1502-36 Election.

6.10 Tax Covenants. Buyer covenants that it will not cause or permit the Company, any Continuing Subsidiary or any Affiliate of Buyer (i) to take any action after the Closing on the Closing Date other than in the Ordinary Course of Business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax Liability or reduce any Tax asset of Seller, any Affiliate of Seller, the Company or any Continuing Subsidiary, (ii) to make any election or deemed election under Section 338 or Section 336(e) of the Code (or any comparable election under other Law), or (iii) to make or change any Tax election that, in the case of each of (i)-(iii), could result in any increased Tax Liability or reduction of any Tax asset of the Seller, any Affiliate of Seller, the Company or any Continuing Subsidiary in respect of any Pre-Closing Tax Period, or (iv) to request from any Taxing Authority the documents described in Treasury Regulation Section 1.1502-77(b) (or any similar documents with respect to any state, local or foreign jurisdiction). The parties covenant that, to the maximum extent permitted by applicable Law, (i) any Tax deduction resulting from the payment of any Transaction Expenses, the payment of which is not contingent immediately following the Closing (except for any retention payments payable following the Closing), will be taken by Seller or any Affiliate thereof, and not Buyer or any Affiliate thereof and (ii) any Tax deduction resulting from the payment of any Transaction Expenses, the payment of which is contingent immediately following the Closing (including any retention payments payable following the Closing), will be taken by Seller or any Affiliate thereof, and not Buyer or any Affiliate thereof, but only to the extent such deduction can be taken by Seller or its Affiliates without commercially unreasonable efforts or undue burden on the part of Buyer or its Affiliates, which such commercially unreasonable efforts shall include, but not be limited to, the filing of any amended Tax Return by Buyer or its Affiliates.

6.11 Tax Allocation. The Purchase Price shall be allocated among the assets of the Purchased LLC Entities in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and consistent with the methodology set forth at Exhibit F (the “Allocation”). The parties agree that the total amount of the Purchase Price to be allocated to the assets of the Company (excluding the amount allocable to the stock, membership interests and/or assets of the Continuing Subsidiaries) and to the assets of Alere Women’s and Children’s Health, LLC, will be in the Valuation Range and, consistent with the Valuation Range, that they will use reasonable best efforts to agree on an allocation of the applicable portion of the Purchase Price by the Closing Date to each of (i) the total amount of the assets of the Company (excluding the amount allocable to the stock, membership interests and/or assets of the Continuing Subsidiaries) and (ii) Alere Women’s and Children’s Health, LLC. Seller shall deliver a draft of the Allocation to the Buyer no later than ninety (90) days after the Closing Date. Buyer shall notify Seller in writing within ten (10) days of receiving the draft Allocation that Buyer disagrees with respect to such Allocation, with specificity, in which case the parties shall resolve such dispute in accordance with Section 6.4. In the event that Buyer does not notify Seller in accordance with the preceding sentence, Buyer will be deemed to accept such Allocation. The Allocation will be amended to reflect any adjustment to the Purchase Price, as applicable, in accordance with the procedures set forth in this Section 6.11. Each of the parties and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to, IRS Form 8594), in all respects and for all purposes consistent with the allocation pursuant to this Section 6.11 (including any adjustments thereto subsequently made by Buyer and Seller pursuant to this Section 6.11).

6.12 Inconsistencies with the Rest of this Agreement. If there is any inconsistency between a provision of this Article VI and a provision of the remainder of this Agreement with respect to Tax matters, the provisions of this Article VI shall prevail.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any one or more of which may be waived, in writing, by Buyer in its sole discretion:

(a) Representations and Warranties. (i) All representations and warranties of Seller and the Company (A) contained in this Agreement (other than the Seller Fundamental Representations and Warranties and those representations and warranties that address matters as of particular dates) shall be true, correct and complete on and as of the Closing Date with the same effect as though then made (provided that all representations and warranties qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects without regard to such qualifications) and (B) contained in this Agreement that address matters as of particular dates, shall be true, correct and complete as of such dates (provided that all representations and warranties qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects without regard to such qualifications); other than, in each of the foregoing clauses (A) and (B), where failures to be so true, correct and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (ii) the Seller Fundamental Representations and Warranties shall be true in all but de minimis respects on and as of the Closing Date as though then made.

(b) Performance of Agreements. The Seller Parties shall have performed, in all material respects, all obligations, agreements, conditions, covenants and commitments required to be fulfilled by them pursuant to the terms hereof on or prior to the Closing Date.

(c) Material Changes. As of the Closing Date, there shall have been no changes, events or circumstances that have had or would reasonably be expected to have a Material Adverse Effect.

(d) Transfer. The Transfer shall have been effected.

(e) Secretary’s’ Certificates. Each of Seller and the Company shall have delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, of the Secretary of such party certifying that attached thereto are (i) complete and correct copies of the Organizational Documents of such party, as amended to date, (ii) copies of the resolutions duly adopted by such party’s directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and specimen signature with respect to the officers of such party executing this Agreement and all other agreements executed in connection herewith by such party.

(f) Good Standing Certificates. Each of Seller, the Company and the Continuing Subsidiaries shall have delivered, or caused to be delivered, to Buyer, good standing certificates (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each such party is organized.

(g) Consents; Approvals; Terminations. The Permits, Consents, approvals, authorizations and terminations set forth in Exhibit H that are designated as “Buyer Conditions” thereunder shall have been obtained.

(h) No Injunction. There shall not be in effect on the Closing Date any preliminary or permanent Governmental Order (including a temporary restraining order), or any Law, prohibiting or making illegal the consummation of any of the transactions contemplated by, or the performance of, this Agreement (each, a “Prohibitive Order”), nor shall there be any Action threatened, pending or commenced for the purpose of obtaining a Prohibitive Order.

(i) Antitrust Filings. All required filings under the HSR Act or other applicable Antitrust Laws shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the FTC, the Antitrust Division, or any other relevant Governmental Authority, or in the event of a request for further information, the expiration of all applicable time limitations under the HSR Act or other applicable Antitrust Laws following the delivery of a complete response to such request shall have occurred without the objection of the FTC, the Antitrust Division or any other Governmental Authority having authority thereunder.

(j) Resignation of Directors and Officers. Unless otherwise requested by Buyer, each director and officer of the Company shall have tendered his or her resignation as such, which resignation shall be effective no later than the Closing.

(k) Related-Party Transactions. The Company and the Continuing Subsidiaries shall have terminated, paid-off or eliminated all transactions, obligations, Contracts or commitments to any Seller Party, other than the Transitional Services Agreement, this Agreement and all other agreements executed in connection herewith, and any other transactions or Contracts set forth on Section 7.1(k) of the Disclosure Schedule.

(l) FIRPTA Certificate. Buyer shall have received a duly executed certificate, dated as of the Closing Date from Seller in compliance with the requirements of Treasury Regulation Section 1.1445-2(b)(2), in form and substance reasonably satisfactory to Buyer.

(m) Transitional Services Agreement. Buyer shall have received a Seller-executed copy of the Transitional Services Agreement.

(n) Release of Seller Creditors. Buyer shall have received release agreements in form and substance reasonably satisfactory to Buyer, and effective as of the Closing that (A) release of any and all security interests held by any Seller Creditor with respect to the Membership Interests and the assets of the Company or the Continuing Subsidiaries; and (B) release of any and all guarantees (or similar instruments or Contracts) made by the Company or any of its Continuing Subsidiaries with respect to Indebtedness held by the Seller Creditors under the Seller Senior Credit Facility.

(o) Membership Interests. Seller shall transfer and deliver to Buyer all of the Membership Interests.

(p) Other Documents. Seller and the Company shall have delivered, or caused to be delivered, to Buyer such other documents or instruments as Buyer reasonably requests or as are reasonably necessary to consummate the transactions contemplated by this Agreement (other than opinions of counsel).

(q) Compliance Certificate. Seller and the Company shall have delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date (executed on behalf of the Company and Seller), certifying as to the fulfillment of the conditions set forth in Section 7.1(a)-(d).

(r) Transitional License Agreement. Buyer shall have received a copy of the Transitional License Agreement executed by the Company and all Seller Affiliates party thereto.

(s) List of Employees. Buyer shall have received a copy of a complete and accurate list of the names, locations, job titles, hire dates, employment status, exempt classification, current annual base salary rates, per diem rates or hourly rates (as applicable), current target incentive compensation payments (as applicable), and the amounts of accrued and unused paid leave time of all employees of the Company and the Continuing Subsidiaries as of the Closing Date (or as of a day within the period of the five (5) days prior to the Closing Date).

(t) Extension of Intercompany Commercial Relationships. Seller shall have caused the execution of a commercial contract pursuant to which, with respect to the items described on Section 7.1(t) of the Disclosure Schedule, the Company or any Continuing Subsidiary shall continue to provide commercial products or services to Seller or its Affiliates on the terms and conditions described on Section 7.1(t) of the Disclosure Schedule.

7.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any one or more of which may be waived, in writing, by Seller in its sole discretion:

(a) Representations and Warranties. (i) All representations and warranties of Buyer contained in this Agreement (other than Buyer Fundamental Representations and Warranties) shall be true, correct and complete as of the Closing

(provided that all representations and warranties qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects without regard to such qualifications) with the same effect as though then made (other than matters that speak as of a particular date, which shall be true and correct as of such date), other than where failures to be so true, correct and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (ii) the Buyer Fundamental Representations and Warranties shall be true and correct in all but de minimis respects on and as of the Closing Date though then made.

(b) Performance of Agreements. The Buyer shall have performed, in all material respects, all obligations, agreements, conditions, covenants and commitments required to be fulfilled by it pursuant to the terms hereof on or prior to the Closing Date.

(c) No Injunction. There shall not be in effect on the Closing Date any Prohibitive Order or Law prohibiting or making illegal the consummation of any of the transactions contemplated by, or the performance of, this Agreement, nor shall there be any Action threatened, pending or commenced for the purpose of obtaining a Prohibitive Order.

(d) Antitrust Filings. All required filings under the HSR Act or other applicable Antitrust Laws shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the FTC, the Antitrust Division, or any other relevant Governmental Authority, or in the event of a request for further information, the expiration of all applicable time limitations under the HSR Act or other applicable Antitrust Laws following the delivery of a complete response to such request shall have occurred without the objection of the FTC, the Antitrust Division or any other Governmental Authority having authority thereunder.

(e) Lender Consent. Seller shall have received all required Consents permitting the Transfer and the transactions contemplated by this Agreement and the Transitional Services Agreement from the required lenders under the Seller Senior Credit Facility.

(f) Compliance Certificate. Buyer shall have delivered to Seller a certificate, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date (executed on behalf of the Company and Seller), certifying as to the fulfillment of the conditions set forth in Section 7.2(a)-(b).

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties; Covenants. Subject to the terms and conditions of this Article VIII, the representations and warranties contained in this Agreement (including the representations and warranties contained in Section 5.11(b)) and the related indemnification rights and other available remedies with respect thereto, shall terminate on the date that is twelve (12) months following the Closing Date, upon which they will have no further force and effect. Notwithstanding the preceding sentence, (a) the Seller Fundamental

Representations and Warranties and the related indemnification rights shall survive the Closing indefinitely, (b) the Seller Extended Representations and Warranties and the related indemnification rights shall survive the Closing Date until (i) ninety (90) days after the longest statute of limitations applicable to the underlying subject matter thereof has expired (including any extensions and waivers thereof), with respect to the representations and warranties set forth in Section 3.11 (Tax Matters), Section 3.18 (Employment Agreements and Employee Benefit Plans), and Section 3.19 (Environmental Matters), and (ii) thirty-six (36) months following the Closing Date, with respect to the representations and warranties set forth in Section 3.13(d) (Real and Personal Properties) and (c) the Buyer Fundamental Representations and Warranties shall survive the Closing indefinitely. Notwithstanding the foregoing, each representation or warranty, and the related indemnification rights and other available remedies with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 (until fully and finally resolved) if written notice of an inaccuracy or breach is given prior to expiration thereof to (x) Seller, in the case of a representation or warranty made by Seller or the Company or (y) Buyer, in the case of a representation or warranty made by Buyer. All covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein.

8.2 Indemnification.

(a) Indemnification for the Benefit of Buyer. Subject to the terms and conditions of this Article VIII, from and after the Closing, Seller hereby agrees to indemnify, defend and hold harmless Buyer, its Affiliates (including, following the Closing, the Company and the Continuing Subsidiaries) and each of their respective directors, equity holders, partners, managers, members, officers, employees, attorneys, accountants, agents, representatives, controlling Persons, successors and assigns (collectively, “Buyer Indemnified Persons”), from, against and with respect to any and all Losses suffered, sustained or incurred by any Buyer Indemnified Person arising out of, as a result of or otherwise in respect of:

(i) any breach or inaccuracy of any representation or warranty of Seller or the Company contained in Article III hereof (other than the Seller Fundamental Representations and Warranties or the Seller Extended Representations and Warranties), (A) without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations or warranties, but (B) giving effect to qualifications as to materiality with respect to disclosure of (but not with respect to compliance with, performance of and similar matters) “Material Contracts” and any monetary threshold amounts contained in such representations and warranties;

(ii) any breach or inaccuracy of any Seller Fundamental Representation and Warranty or any Seller Extended Representation and Warranty, in all cases (A) without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations or warranties, but (B) giving effect to qualifications as to materiality with respect to disclosure of (but not with respect to compliance with, performance of and similar matters) “Material Contracts” and any monetary threshold amounts contained in such representations and warranties;

(iii) any breach (including willful breach) or non-fulfillment of any covenant or agreement of Seller or, prior to the Closing, the Company, or any failure by Seller or, prior to the Closing, the Company to comply with any covenant, agreement or obligation contained in this Agreement;

(iv) any claim for fraud or willful breach of covenants or agreements by Seller or, prior to the Closing, the Company;

(v) all Transaction Expenses;

(vi) the Transferred Liabilities;

(vii) the matters set forth in Exhibit I; or

(viii) (A) any Taxes imposed on the Company and any Continuing Subsidiary with respect to any Pre-Closing Tax Period and any Pre-Closing Straddle Period Taxes; (B) any Straddle Period Taxes that are Seller Combined Taxes; (C) any breach or inaccuracy of a representation or warranty with respect to Taxes set forth herein without giving effect to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties (including the amounts set forth at Section 3.11(s) of the Disclosure Schedule); (D) any Taxes of any other member of an affiliated, consolidated, combined or unitary group of which a Corporate Continuing Subsidiary (or any predecessor thereof) is or was a member prior to the Closing that are imposed on such Corporate Continuing Subsidiary pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation; (E) any Taxes of any Person (other than the Company or any Continuing Subsidiary) imposed on the Company or any Continuing Subsidiary as a transferee, successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date; (F) any Taxes imposed on Seller or its Affiliates, including the Company or any Continuing Subsidiary, as a result of the Transfer; and (G) the Transfer Taxes for which Seller is responsible pursuant to Section 2.6; provided, however, that for the purposes of the foregoing clauses (A) through (G), the Buyer Indemnified Persons shall not be entitled to indemnification for Taxes reflected in the Closing Date Working Capital, as finally determined pursuant to Section 2.5.

(b) Indemnification for the Benefit of Seller. Subject to the terms and conditions of this Article VIII, from and after the Closing, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its Affiliates and each of their respective directors, equity holders, partners, managers, members, officers, employees, attorneys, accountants, agents, representatives, controlling Persons, successors and assigns (collectively, “Seller Indemnified Persons”), from, against any and all Losses suffered, sustained or incurred by any Seller Indemnified Person arising out of, as a result of or otherwise in respect of:

(i) any breach or inaccuracy of any representation or warranty of Buyer contained in Article IV (other than the Buyer Fundamental Representations and Warranties) in all cases without giving effect to any qualifications as to materiality, material adverse effect or similar qualifications contained in such representations or warranties;

(ii) any breach or inaccuracy of any Buyer Fundamental Representations and Warranties, in all cases without giving effect to any qualifications as to materiality, material adverse effect or similar qualifications contained in such representations or warranties;

(iii) any breach (including willful breach) or non-fulfillment of any covenant or agreement of Buyer (which, for purposes of this Section 8.2(b)(iii), shall include the Company and the Continuing Subsidiaries, from and after the Closing) contained in this Agreement;

(iv) any claim for fraud or willful breach of covenants or agreements committed by Buyer; or

(v) (A) any Taxes for which Buyer is responsible pursuant to Section 6.1 and (B) any Transfer Taxes for which Buyer is responsible pursuant to Section 2.6.

8.3 Certain Limits to Indemnification.

(a) Seller shall not be liable to any Buyer Indemnified Persons for any Losses with respect to the matters contained in Section 8.2(a)(i) (i) unless such Losses exceed an aggregate amount equal to the Deductible and then only for Losses in excess of the Deductible, or (ii) for Losses in excess of the Cap.

(b) Seller shall not be liable to any Buyer Indemnified Persons for any Losses with respect to the Seller Extended Representations and Warranties (other than the representations and warranties set forth in Section 3.13(d)) pursuant to Section 8.2(a)(ii) for Losses in excess of the Cap. The representations and warranties set forth in Section 3.13(d) shall not be subject to the Cap or the Deductible.

(c) Buyer shall not be liable to any Seller Indemnified Persons for any Losses with respect to the matters contained in Section 8.2(b)(i) (i) unless such Losses exceed an aggregate amount equal to the Deductible and then only for Losses in excess of the Deductible, or (ii) for Losses in excess of the Cap.

(d) The aggregate Liability of Buyer, on the one hand, and Seller, on the other hand, for any Losses with respect to matters set forth in this Article VIII other than pursuant to Section 8.2(a)(iv) and Section 8.2(b)(iv) shall not exceed the sum of (i) the Base Purchase Price plus (ii) the amount, if any, by which the Closing Date Working Capital (as finally determined pursuant to Section 2.5) exceeds the Working Capital Target, minus (iii) the amount, if any, by which the Working Capital Target exceeds the Closing Date Working Capital (as finally determined pursuant to Section 2.5).

(e) Notwithstanding anything to the contrary contained in this Agreement:

(i) Neither a Buyer Indemnified Person, nor the Buyer Indemnified Persons as a group or class, shall be entitled to duplication of recovery from Seller pursuant to this Article VIII under more than one representation, warranty, covenant or agreement in respect of the same Losses suffered. Neither a Seller Indemnified Person, nor the Seller Indemnified Persons as a group or class, shall be entitled to duplication of recovery from Buyer pursuant to this Article VIII under more than one representation, warranty, covenant or agreement in respect of the same Losses suffered.

(ii) No Indemnitor shall be liable under this Article VIII for any punitive damages, except to the extent awarded to a Person other than the Indemnified Person pursuant to a Third-Party Claim.

8.4 Third-Party Claim Indemnification Procedures.

(a) Promptly after any Indemnified Person receives notice of the assertion or commencement, or reasonable expectation of an assertion or commencement, of any Third-Party Claim against such Indemnified Person with respect to which any Person obligated to provide indemnity under this Article VIII (Buyer on the one hand, and Seller on the other hand, each, an “Indemnitor”) may have Liability to any Indemnified Person hereunder, such Indemnified Person shall promptly and, in no event more than ten (10) days following such Indemnified Person’s receipt of a Third-Party Claim, provide written notice to the Indemnitor of such Third-Party Claim, stating the nature, basis, the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable, any other remedy sought thereunder and any relevant time constraints relating thereto, to the extent known, along with copies of the relevant documents evidencing such Third-Party Claim (a “Claim Notice”); provided that any delay or failure to timely give a Claim Notice or otherwise comply with the foregoing shall only affect the rights of an Indemnified Person hereunder to the extent, if at all, such delay or failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim or the indemnification obligations are materially increased as a result of such delay or failure. The Indemnitor shall have thirty (30) days from receipt of a Claim Notice (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) to notify the Indemnified Person that it desires to defend the Indemnified Person against such Third-Party Claim. Thereafter, the Indemnified Person shall deliver to the Indemnitor, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

(b) In the event that the Indemnitor notifies the Indemnified Person within the period set forth in Section 8.4(a) that it elects to defend the Indemnified Person against a Third-Party Claim, the Indemnitor shall have the right to defend the Indemnified Person by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense (which choice of counsel shall be subject to Buyer’s prior written Consent (in the case of a Buyer Indemnified Person) or Seller’s prior written Consent (in the case of a Seller Indemnified Person), in each case, such Consent not to be unreasonably withheld, conditioned or delayed); provided that the Indemnitor must conduct the defense of the Third-Party Claim actively and diligently in order to preserve its rights in this regard and notwithstanding the foregoing, the Indemnitor shall not have the right to elect to defend the Indemnified Person against a

Third-Party Claim (and the Indemnified Person shall have the sole power to direct and control such defense) if the Third-Party Claim seeks non-monetary relief against an Indemnified Person, relates to a criminal action against an Indemnified Person or involves claims by a Governmental Authority against an Indemnified Person. Once the Indemnitor has made such election, the Indemnified Person shall have the right to participate in any such defense and to employ separate counsel of its choosing at such Indemnified Person’s expense; provided, however, that the Indemnified Person shall be entitled to participate in any such defense and to employ separate counsel at the reasonable expense of the Indemnitor if (A) the Indemnitor agrees in writing to pay such expenses or (B) in the reasonable opinion of counsel to the Indemnified Person, a conflict of interest exists between the Indemnitor and the Indemnified Person such that the Indemnitor’s control of such Third-Party Claim would be reasonably likely to prejudice the rights of the Indemnified Person. If the Indemnitor assumes the defense of a Third-Party Claim, the Indemnitor shall not, without the prior written Consent of the Indemnified Person (which Consent shall not be unreasonably withheld, delayed or conditioned), settle, compromise or offer to settle or compromise any Third-Party Claim if the terms of such settlement does not contain a release of the Indemnified Person or (1) would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Person, (2) would result in a finding or admission of wrongdoing or violation of Law by the Indemnified Person, (3) would result in any monetary Liability of the Indemnified Person that will not be paid or reimbursed by the Indemnitor or (4) would materially adversely affect any ongoing business of the Indemnified Person, which, in the case of a Buyer Indemnified Person, shall include the Business.

(c) In the event that the Indemnitor does not notify the Indemnified Person that it desires to defend the Indemnified Person against such Third-Party Claim within the period specified in Section 8.4(a), above, the Indemnified Person shall have the right to defend his/her/itself by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at Indemnitor’s expense, provided, however, that the Indemnitor shall be entitled to participate in any such defense and to employ separate counsel at its own expense. If the Indemnified Person assumes the defense of a Third-Party Claim, the Indemnified Person shall not, without the prior written Consent of the Indemnitor (which Consent shall not be unreasonably withheld, delayed or conditioned), settle or compromise or make a written offer to settle or compromise any Third-Party Claim.

(d) The Indemnified Person and the Indemnitor shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and employees. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of books and records and information that are reasonably relevant to such Third-Party Claim, and making employees and representatives reasonably available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Person and the Indemnitor shall use commercially reasonable efforts to avoid production of confidential information (including, as applicable, the Confidential Information, and in all cases, consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e) Notwithstanding anything in this Section 8.4 to the contrary, if the Third-Party Claim relates to Taxes or Tax Liability, the parties shall address the defense and other actions with respect to such Third-Party Claim in accordance with the provisions of Article VI hereof.

8.5 Direct Claim Indemnification Procedures. Each Indemnified Person shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnitor written notice thereof reasonably promptly. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person; provided that the failure to timely give such notice or comply with the foregoing shall only affect the rights of an Indemnified Person hereunder to the extent such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Direct Claim. If the Indemnitor notifies the Indemnified Person that it does not dispute the claim described in such notice, or fails to notify the Indemnified Person within thirty (30) days after delivery of such notice by the Indemnified Person that the Indemnitor disputes the claim described in such notice, the Losses in the amount specified in the Indemnified Person’s notice will be conclusively deemed a Liability of the Indemnitor and the Indemnified Person shall be entitled to recover the amount of such Losses from the Indemnitor in accordance with the terms and conditions of this Article VIII. If the Indemnitor has timely disputed its Liability with respect to such claim, the Indemnitor and Indemnified Person will proceed in good faith to negotiate a resolution of such dispute and if no such resolution is reached, to litigate such dispute.

8.6 Claims Unaffected by Investigation. The right of a Buyer Indemnified Person or a Seller Indemnified Person to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

8.7 Adjustment to Purchase Price. It is the intention of the parties hereto that any payment under this Agreement (or deemed to be made, in accordance with this Agreement) by an Indemnitor to an Indemnified Person shall be treated, to the fullest extent possible under applicable Law, as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes and the parties agree to file their Tax Returns accordingly, unless a final determination (within the meaning of Section 1313 of the Code) causes any such payment not to be treated as an adjustment.

8.8 Exclusive Remedy. Except in the case of (a) fraud or the willful breach of the covenants and agreements set forth in this Agreement by Buyer, Seller or the Company, (b) the equitable and other remedies available to the parties, including those contained in Section 5.11, and (c) the remedies contained in the adjustment provisions of Section 2.5, from and after the Closing, the rights and remedies of any Indemnified Person under this Article VIII are exclusive and in lieu of any and all other rights and remedies which Buyer, Seller, the Company and their respective Affiliates, and any Indemnified Person may have against each other with respect to the transactions contemplated hereby or thereby for monetary relief, and each of Buyer, Seller, the Company and their respective Affiliates expressly waive and release and agree to waive and release any and all other rights or causes of action for monetary relief they or their Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the preceding matters.

8.9 Losses Net of Insurance and Tax Benefits. The amount of any Losses for breaches of representations and warranties contained in this Agreement shall be determined net of any (a) amount recovered and actually received by the Indemnified Person under insurance policies with respect to such Losses, net of the amount of commercially reasonable expenses incurred in procuring such recovery, if any and (b) Tax benefits actually realized by an Indemnified Person with respect to such Losses.

8.10 Mitigation of Losses. The parties shall use commercially reasonable efforts to mitigate Losses for which indemnification may be claimed pursuant to this Agreement to the extent required under applicable Law upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the sale of the Membership Interests contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, by written notice to the other party if the sale of the Membership Interests contemplated hereby shall not have been consummated on or before the date which is six (6) months after the date hereof (the “Optional Termination Date”), unless extended by written agreement of Seller and Buyer; provided that if prior to the Optional Termination Date, any of the conditions to the Closing set forth in Section 7.1(i) and Section 7.2(d) have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied (or waived) or are capable of being satisfied by the Optional Termination Date, unless otherwise mutually agreed to in writing by Seller and Buyer the Optional Termination Date shall automatically be extended until such date that is no later than nine (9) months from the date of this Agreement; provided further, that the right to terminate this Agreement and abandon the sale of the Membership Interests under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either Seller or Buyer, by written notice to the other party, if any Prohibitive Order prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Prohibitive Order, or who has initiated or taken any action in support of such Prohibitive Order;

(d) by Buyer, by written notice to Seller, if Seller or the Company has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Seller or the Company contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 7.1 would, individually or in the aggregate, fail to be satisfied on any date prior to the Closing Date (it being understood that, for purposes of this Section 9.1(d), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions set forth in Section 7.1 have been satisfied), and (ii) such breach or failure to perform or inaccuracy cannot be cured by Seller or the Company or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by Seller of notice in writing from Buyer, specifying the nature of such breach; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in breach of any of its representations, warranties, covenants, agreements or obligations set forth in this Agreement that would result in the closing conditions set forth in Section 7.2 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied; or

(e) by Seller, by written notice to Buyer, if Buyer has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Buyer contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 7.2 would, individually or in the aggregate, fail to be satisfied on any date prior to the Closing Date (it being understood that, for purposes of this Section 9.1(e), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions set forth in Section 7.2 have been satisfied), and (ii) such breach or failure to perform or inaccuracy cannot be cured by Buyer or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by Buyer of notice in writing from Seller, specifying the nature of such breach; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if either of Seller or the Company is then in breach of any of its representations, warranties, covenants, agreements or obligations set forth in this Agreement that would result in the closing conditions set forth in Section 7.1 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any Liability or obligations to the other party, except for the obligations of the parties pursuant to Section 5.7, this Article IX and Article X and (b) nothing herein shall relieve any party from any Liability or Losses for any fraud or any breach (including willful breach) of any representation, warranty, covenant or agreement contained in this Agreement prior to the date of termination.

9.3 Frustration of Conditions. Neither Buyer, on the one hand, nor Seller or the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise expressly set forth in this Agreement, each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement and the transactions contemplated hereby, it being understood that if not paid prior to the Closing, Seller shall be responsible for all Transaction Expenses.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, or sent via overnight courier with confirmation of receipt requested, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or on the date of receipt is confirmed:

To Seller or (prior to the Closing) Company:

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

Attention: Chief Executive Officer

Facsimile: (781) 647-3939

With a copy (which shall not constitute notice) to:

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

Attention: General Counsel

Facsimile: (781) 647-3939

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: John D. Patterson, Esq., and Mark A. Haddad, Esq.

Facsimile: (617) 832-7000

To Buyer:

OptumHealth Care Solutions, Inc.

c/o United Health Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Attn: Chief Legal Officer

Facsimile: (952) 936-3007

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

One Tabor Center, Suite 1500

1200 Seventeenth Street

Denver, CO 80202

Attn: Timothy R. Aragon

Facsimile: (303) 899-7333

10.3 Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties hereto, oral or written, with respect to the subject matter hereof and thereof.

10.5 Succession and Assignment; Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. The Company and Seller may not assign, delegate or otherwise transfer this Agreement or any rights, interests, or obligations hereunder without the prior written approval of Buyer, provided that the foregoing shall not (a) apply to a required collateral assignment of Seller’s rights to its property or assets to any Seller Creditor, or (b) prohibit the Transfer or any merger, consolidation, conversion or reincorporation in connection with the sale or other transfer of all or substantially all of the stock or assets of Seller. Buyer may assign any or all its rights and obligations under this Agreement to any of its Affiliates provided, (x) Buyer provides prior written notice to Seller, and (y) such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; and provided further, that no such assignment shall release Buyer from any Liability under this Agreement. Any attempted assignment in violation of this Section 10.5 shall be void.

10.6 Parties in Interest; No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assigns, and except for Third-Party Claims under Article VIII, nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

10.7 Amendments, Modifications and Waivers. This Agreement may be amended at any time only by execution of an instrument in writing signed by the parties hereto. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.

10.8 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have had the opportunity to be represented by their own legal counsel in connection with the transactions contemplated by this Agreement, and therefore, in the event any ambiguity or question of intent arises, this Agreement is to be construed as jointly drafted by the parties hereto, and no presumption or burden of proof is to arise favoring or disfavoring any party hereto. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Disclosure Schedule of or to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules (but, with respect to Disclosure Schedules, solely with the effect set forth in the introductory sentence of Article III hereof) and Exhibits hereto; (d) references to “dollars” or “$” shall mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement; (i) any reference to days means calendar days unless Business Days are expressly specified; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (k) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, also be considered references or citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions referenced or cited; (l) the Exhibits and Disclosure Schedule are incorporated herein by reference and shall be considered part of this Agreement (but, with respect to Disclosure Schedules, solely with the effect set forth in the introductory sentence of Article III hereof); and (m) all references to “close of business” on any given day shall be deemed to refer to 11:59 p.m. Eastern Time on such date.

10.9 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery and the Delaware Supreme Court (or, if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any state court within the State of Delaware) (the “Applicable Courts”) with respect to any Action (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not, directly or indirectly, attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not, and it will cause its Affiliates, as applicable, not to, bring or support any such Action in any court other than the Applicable Courts, (iv) irrevocably agrees that any such Action (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in the Applicable Courts, (v) agrees to service of process in any such action in the manner set forth in Section 10.2 and in any other manner prescribed by the Laws of the State of Delaware.

(c) In the event of a dispute between the parties as to whether any particular asset, service, property, goodwill, Intellectual Property, datum or right is or should be a Business Asset, a Transferred Asset or otherwise an asset of the Seller Parties (other than the Company and the Continuing Subsidiaries) and such dispute is submitted for resolution to an Applicable Court, the parties shall mutually request that the Applicable Court consider the totality of relevant circumstances in resolving such dispute, including, without limitation, the extent to which any such asset, service, property, goodwill, Intellectual Property, datum or right was used in or by, attributable to, conducted by, created by or as a result of, or otherwise was more directly connected to, the contracts, financial statements and reports, facility locations, employees and officers, the aggregate activities conducted by such employees and officers with respect to, and other relevant attributes of, as applicable, the activities of Condition Management, Case Management, Wellbeing, Wellness, Women’s and Children’s, and the activities described in clause (f) of the definition of “Business”, each of them considered as a whole, on the one hand, and the activities of Alere Connect, Alere Analytics, Standing Stone, Ionian Technologies, Alere Informatics, Alere Home Monitoring, and the other businesses of the Seller Parties (other than the Company and the Continuing Subsidiaries), each of them considered as a whole, on the other hand, but in all cases notwithstanding which legal entity had title to (or, to the extent the concept of title is not applicable, the right and interest in) such asset, service, property, goodwill, Intellectual Property, datum or right.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.11 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof and thereof in any proceeding instituted in any of the Applicable Courts without posting bond or other undertakings in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate. The remedy in this Section 10.11 is in addition to, and not in lieu of, any other rights or remedies a party may have.

10.12 Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement (or any portion thereof), or the application of any such provision (or any portion thereof) to any Person or entity or any circumstance, is held invalid, illegal or unenforceable, (a) the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the original intent of the parties hereto and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned duly authorized representatives of Buyer, the Company and Seller have duly executed and delivered this Agreement as of the day and year first above written.

BUYER:		COMPANY:

OPTUMHEALTH CARE SOLUTIONS, INC.		ALERE HEALTH, LLC

By:	/s/ Joel Costa	By:	/s/ David Teitel
Name:	Joel Costa	Name:	David Teitel
Title:	VP Finance & CFO	Title:	Vice President & Treasurer

SELLER:

ALERE INC.

		By:	/s/ Namal Nawana
		Name:	Namal Nawana
		Title:	President & CEO

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT INDEX

Exhibit A	Transferred Subsidiaries
Exhibit B	Transferred Assets
Exhibit C	Transferred Liabilities
Exhibit D	Transfers by Seller to Company
Exhibit E	Transitional Services Agreement
Exhibit F	Purchase Price Allocation
Exhibit G	Disclosure Schedule
Exhibit H	Permits; Consents; Terminations
Exhibit I	Transitional License Agreement
Exhibit J	Specific Indemnities